UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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CVB FINANCIAL CORP.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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CVB FINANCIAL CORP.

NOTICE OF 2012 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD WEDNESDAY, MAY 16, 2012

TO OUR SHAREHOLDERS:

The 2012 Annual Meeting of Shareholders of CVB Financial Corp. will be held at the Citizens Business Bank Arena, located at 4000 East Ontario Center Parkway, Ontario, CA 91764, on Wednesday, May 16, 2012, at 7:00 p.m. local time.

At our meeting, we will ask you to act on the following matters:

1. Election of Directors.    Elect eight persons to the Board of Directors to serve a term of one year and until their successors are elected and qualified. The following eight persons are our nominees:

George A. Borba	Christopher D. Myers
John A. Borba	James C. Seley
Robert M. Jacoby, C.P.A.	San E. Vaccaro
Ronald O. Kruse	D. Linn Wiley

2. Ratification of Appointment of Independent Registered Public Accountants.    Ratify the appointment of KPMG LLP as our independent registered public accountants for 2012.

3. Other Business.    Transact any other business which properly comes before the meeting.

Our Bylaws provide for the nomination of directors in the following manner:

“Nominations for election of members of the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of voting stock of the corporation entitled to vote for the election of directors. Notice of intention to make any nominations, other than by the Board of Directors, shall be made in writing and shall be received by the President of the corporation no more than 60 days prior to any meeting of shareholders called for the election of directors, and no more than 10 days after the date the notice of such meeting is sent to shareholders pursuant to Section 2.2 of these bylaws; provided, however, that if only 10 days notice of the meeting is given to shareholders such notice of intention to nominate shall be received by the President of the corporation not later than the time fixed in the notice of the meeting for the opening of the meeting. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of voting stock of the corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of voting stock of the corporation owned by the notifying shareholder. Nominations not made in accordance herewith shall be disregarded by the then chairman of the meeting, and the inspectors of election shall then disregard all votes cast for each nominee.” Additional information regarding procedures for shareholders recommending nominees for directors is set forth under the heading “Consideration of Shareholder Nominees.”

If you were a shareholder of record at the close of business on March 19, 2012, you may vote at the meeting or at any postponement or adjournment of the meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2012 Annual Meeting of Shareholders to be Held on May 16, 2012:

This Proxy Statement and our Annual Report on Form 10-K for the fiscal year 2011 are available on the Internet at: http://www.cbbank.com/annualmaterials.

IT IS IMPORTANT THAT ALL SHAREHOLDERS VOTE. WE URGE YOU TO PLEASE SIGN, DATE AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE, OR VOTE BY TELEPHONE OR INTERNET, SO THAT YOUR SHARES WILL BE REPRESENTED WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING. IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON.

PLEASE DO NOT RETURN THE ENCLOSED PROXY CARD IF YOU ARE VOTING OVER THE INTERNET OR BY TELEPHONE.

By Order of the Board of Directors

Myrna L. DiSanto

Dated: April 4, 2012	Corporate Secretary

CVB FINANCIAL CORP.

701 North Haven Avenue, Suite 350

Ontario, California 91764

(909) 980-4030

This proxy statement contains information about the annual meeting of shareholders of CVB Financial Corp. to be held on Wednesday, May 16, 2012, beginning at 7:00 p.m., local time, at the Citizens Business Bank Arena, located at 4000 East Ontario Center Parkway, Ontario, CA 91764, and at any postponements or adjournments of the meeting.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the Purpose of this Proxy Statement?

The purpose of this proxy statement is to solicit your vote at the 2012 Annual Meeting of Shareholders. This proxy statement summarizes the information you need to know to cast an informed vote at the meeting. The record date for those shareholders entitled to vote is March 19, 2012. On the record date there were 104,623,265 shares of our common stock outstanding.

Why Did I Receive a One-Page Notice of Internet Availability of Proxy Materials?

Beginning with the 2012 annual meeting of shareholders, we have elected to use e-proxy as part of the distribution of our proxy materials pursuant to rules adopted by the Securities and Exchange Commission (“SEC”). On or about April 4, 2012 (the “mailing date”), we mailed to shareholders entitled to vote at the meeting, whose shares are held in a stock brokerage account or by a bank or other holder of record (“street name”), a notice about the Internet availability of the proxy materials (the “Notice”), instead of a paper copy of the proxy materials. Along with the proxy statement, we also made available by Internet our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. Because the vast majority of our shares are held in street name, the e-proxy process has allowed us to lower the costs of distribution of our proxy materials and reduce the environmental impact of our annual meeting.

Instructions on how to access the proxy materials over the Internet and to request a paper copy of the proxy materials, if desired, may be found in the Notice.

If you hold your CVB Financial Corp. shares in street name, please refer to the information provided by your bank, broker or other holder of record for instructions on how to elect to receive only electronic copies of future proxy statements and annual reports.

Why Didn’t I Receive a One-Page Notice of Internet Availability of Proxy Materials?

On or about the mailing date, we mailed to shareholders entitled to vote at the meeting, whose shares are registered directly in their name with our transfer agent, Computershare (“shareholders of record”), and any shareholders who have previously asked to receive paper copies of the proxy materials, a full set of the proxy materials, instead of the Notice.

How Do I Vote By Proxy?

You can vote by proxy whether or not you attend the annual meeting. Shareholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card.

If you received a full set of proxy materials:

•	To vote by Internet, go to http://www.proxyvoting.com/cvbf and follow the instructions there. You will need the 12-digit number included on your proxy card;

•	To vote by telephone, dial the number listed on your proxy card. You will need the 12-digit number included on your proxy card;

•	To vote by using the traditional proxy card, please sign and date the enclosed proxy card and return it promptly in the envelope provided.

If you received a Notice in lieu of a full set of proxy materials, follow the instructions printed on the Notice. To reduce our administrative and postage costs, we ask that you vote through the Internet or by telephone, both of which are available 24 hours a day. To ensure that your vote is counted, please remember to submit your vote by 11:59 p.m. Eastern Time on May 15, 2012. Voting by proxy will not affect your right to attend the meeting and vote.

How Do I Vote in Person?

If you plan to attend the meeting and vote in person, we will give you a ballot form when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a legal proxy from your broker, bank or other nominee to vote the shares at the meeting.

How Will My Proxy Be Voted?

If you properly complete your proxy card and we receive it in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If we receive an executed proxy card from you, on which you have not made specific choices with respect to the proposals, your proxy will vote your shares as recommended by the Board of Directors as follows:

•	“FOR” the election of all eight nominees for director;

•	“FOR” ratification of the appointment of KPMG LLP as our independent registered public accountants for 2012.

If any other matter is presented, your proxy will vote in accordance with the recommendation of the Board of Directors, or, if no recommendation is given, in his own discretion. At the time this proxy statement went to press, we knew of no matters which needed to be acted on at the meeting, other than those discussed in this proxy statement.

How Many Votes Do I Have?

Each share of common stock entitles you to one vote. The proxy card indicates the number of shares of common stock that you own. However, in the election of directors, you are entitled to cumulate your votes if you are present at the meeting, the nominee’s(s’) name(s) have properly been placed in nomination, and a shareholder has given notice at the meeting prior to the actual voting of his or her intention to vote his or her shares cumulatively. Cumulative voting allows you to give one nominee as many votes as is equal to the number of directors to be elected, multiplied by the number of shares you own, or to distribute your votes in the same fashion between two or more nominees. Our receipt of an executed proxy grants the Board of Directors the discretionary authority to also cumulate votes.

May I Change My Vote After I Have Voted?

Yes. Even after you have submitted your proxy, or cast your vote by telephone or Internet ballot, you may change your vote at any time before the proxy is exercised, if you file with CVB Financial Corp.’s Corporate

Secretary either a notice of revocation or a duly executed proxy bearing a later date, or cast a new vote by telephone or Internet. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What Vote Is Required for Each Proposal?

The eight nominees for director who receive the most votes will be elected. So, if you do not vote for a particular nominee, or you indicate “WITHHOLD” authority to vote for a particular nominee on your proxy card, your vote will not count either “FOR” or “AGAINST” the nominee.

Proposal 2 regarding the ratification of the appointment of our auditors requires the approval of a majority of the shares represented and voting at the meeting, with affirmative votes constituting at least a majority of the required quorum.

Who are Shareholders of Record Versus Beneficial Owners?

If you are a shareholder of record, CVB Financial Corp. has sent the proxy materials directly to you.

If your shares are held in street name, you are considered the “beneficial owner” of the shares. Your broker, bank or other holder of record, who is considered the shareholder of record with respect to those shares, has forwarded the proxy materials or Notice, as applicable, directly to you. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instructions on the proxy card or in the Notice.

What Constitutes a Quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. Shares that are voted “FOR”, “AGAINST” or “ABSTAIN” in a matter are treated as being present at the meeting for purposes of establishing the quorum, but only shares voted “FOR” or “AGAINST” are treated as shares “represented and voting” at the Annual Meeting with respect to such matter.

How Are Broker-Non-votes and Abstentions Treated?

“Broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under applicable rules, brokers or other nominees may not exercise discretionary voting power on certain matters. Brokers or other nominees have discretionary voting power for Proposal 2 (approval of KPMG LLP as independent auditor), but not for Proposal 1 (election of directors). If you do not provide specific voting instructions to your record holder, that record holder will not be able to vote on Proposal 1. It is therefore important that you provide instructions to your bank, broker, or other holder of record if your shares are held by a bank, broker, or other holder of record, so that your vote with respect to this proposal is counted.

Abstentions will have no effect on Proposal 2, unless there are insufficient votes in favor of the proposal, such that the affirmative votes constitute less than a majority of the required quorum. In such cases, abstentions will have the same effect as a vote against Proposal 2.

What Are the Costs of Solicitation of Proxies?

We will bear the costs of this solicitation, including the expense of preparing, assembling, printing and mailing this proxy statement and the material used in this solicitation of proxies.

The proxies will be solicited through the mail, and as noted above, shareholders may also vote by the Internet or telephone. Voting by the Internet or telephone is fast, convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help us reduce postage and proxy tabulation costs. Although there is no formal agreement to do so, we may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expense in forwarding these proxy materials to their principals. We have retained the services of Georgeson to serve as proxy solicitor at an estimated cost of $6,500.

STOCK OWNERSHIP

Who Are the Largest Owners of CVB Financial Corp.’s Stock?

The following table shows the beneficial ownership of common stock as of March 1, 2012, by those persons we know to be the beneficial owners of more than 5% of the outstanding shares of common stock based on information those persons have filed with the SEC on Schedule 13G. “Beneficial ownership” is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. So, for example, you beneficially own CVB Financial Corp.’s common stock not only if you hold it directly, but also if you indirectly, through a relationship, contract or understanding, have, or share, the power to vote the stock, to sell it or you have the right to acquire it within sixty (60) days of March 1, 2012.

		Common Stock Beneficially Owned
Name	Address	Number of Shares		Percent of Class
George A. Borba (through the George Borba Family Trust)	c/o Citizens Business Bank 701 N. Haven Avenue Ontario, CA 91764	11,601,804	(1)	11.08%

Lord, Abbett & Co. LLC	90 Hudson Street Jersey City, NJ 07302	5,537,823	(2)	5.30%

(1)

Includes 90,469 shares Mr. Borba has the right to acquire within 60 days after March 1, 2012. In computing the percentage of shares beneficially owned, any shares which Mr. Borba has a right to acquire within sixty (60) days after March 1, 2012 are deemed outstanding for the purpose of computing the percentage of common stock beneficially owned by him, but are not deemed outstanding for the purpose of computing the percentage of shares beneficially owned by the other shareholders in this table.

(2)

This information is based on a Schedule 13G filed by Lord, Abbett & Co. LLC on February 14, 2012. Lord, Abbett & Co. LLC has sole voting power over 4,832,453 of the 5,537,823 shares and sole dispositive power over all 5,537,823 shares. Lord, Abbett & Co. LLC holds the shares in the ordinary course of business. The “Percent of Class” calculation in the table was made using the 5,537,823 shares reported as beneficially owned in the Schedule 13G filing and the 104,610,318 shares of our common stock outstanding on March 1, 2012.

How Much Stock Do CVB Financial Corp.’s Directors and Officers Own?

The following table shows the beneficial ownership of CVB Financial Corp.’s common stock as of March 1, 2012, by (i) those persons serving as our named executive officers in 2011; (ii) each director, all of whom are also nominees for director and (iii) by all directors and current executive officers as a group.

	Common Stock Beneficially Owned
Name	Number of Shares(1)	Percent of Class(2)
George A. Borba(3)	11,601,804	11.08%
Chairman of the Board and Nominee
John A. Borba(4)	2,189,095	2.09%
Director and Nominee
Ronald O. Kruse(5)	1,687,004	1.61%
Director and Nominee
Robert M. Jacoby(6)	58,512	*
Director and Nominee
Christopher D. Myers(7)	503,000	*
President, Chief Executive Officer, Director and Nominee
James C. Seley(8)	336,308	*
Director and Nominee
San E. Vaccaro(9)	535,036	*
Director and Nominee
D. Linn Wiley(10)	391,251	*
Director and Nominee
David A. Brager(11)	62,485	*
Executive Vice President, Sales Division Manager
James F. Dowd(12)	38,000	*
Executive Vice President, Chief Credit Officer
David C. Harvey(13)	23,992	*
Executive Vice President, Chief Operations Officer
Richard C. Thomas(14)	8,598	*
Executive Vice President, Chief Financial Officer
Edward J. Biebrich, Jr.	5,025	*
Former Executive Vice President, Chief Financial Officer
Current Directors and Executive Officers as a Group (13 persons)(15)	17,440,110	16.52%

*	Less than 1%.
(1)

Except as otherwise noted below, each person directly or indirectly has sole or shared voting and investment power (as community property and/or with such person’s spouse) with respect to the shares listed.

(2)

The percentage for each of these persons or group is based upon the total number of shares of CVB Financial Corp.’s common stock outstanding as of March 1, 2012, plus the shares which the respective individual or group has the right to acquire within sixty (60) days after March 1, 2012, by the exercise of stock options. In computing the percentage of shares beneficially owned by each person or group of persons, any shares which the person (or group) has a right to acquire within sixty (60) days after March 1, 2012 are deemed outstanding for the purpose of computing the percentage of common stock beneficially owned by that person (or group), but are not deemed outstanding for the purpose of computing the percentage of shares beneficially owned by any other person.

(3)	Includes 90,469 shares which Mr. G. Borba may acquire within 60 days after March 1, 2012, by the exercise of stock options.
(4)	Includes 90,469 shares which Mr. J. Borba may acquire within 60 days after March 1, 2012, by the exercise of stock options.

(5)	Includes 90,469 shares which Mr. Kruse may acquire within 60 days after March 1, 2012, by the exercise of stock options.
(6)	Includes 47,500 shares which Mr. Jacoby may acquire within 60 days after March 1, 2012, by the exercise of stock options.
(7)	Includes 267,000 shares which Mr. Myers may acquire within 60 days after March 1, 2012, by the exercise of stock options.
(8)	Includes 90,469 shares which Mr. Seley may acquire within 60 days after March 1, 2012, by the exercise of stock options.
(9)	Includes 90,469 shares which Mr. Vaccaro may acquire within 60 days after March 1, 2012, by the exercise of stock options and 444,567 pledged as securities to UBS.
(10)	Includes 116,251 shares which Mr. Wiley may acquire within 60 days after March 1, 2012, by the exercise of stock options.
(11)	Includes 40,160 shares which Mr. Brager may acquire within 60 days after March 1, 2012, by the exercise of stock options.
(12)	Includes 18,000 shares which Mr. Dowd may acquire within 60 days after March 1, 2012, by the exercise of stock options.
(13)	Includes 8,000 shares which Mr. Harvey may acquire within 60 days after March 1, 2012, by the exercise of stock options.
(14)	Includes 4,000 shares which Mr. Thomas may acquire within 60 days after March 1, 2012, by the exercise of stock options.
(15)	Includes 953,256 shares which members of the group may acquire within 60 days after March 1, 2012, by the exercise of stock options.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

The Board of Directors is committed to good business practices, transparency in financial reporting and the highest level of corporate governance. To that end, the Board of Directors has adopted Corporate Governance Guidelines, which among other things, provide for:

•	At least a majority of independent directors;

•	Audit, compensation and nominating and corporate governance committees consisting solely of independent directors;

•	Periodic executive sessions of non-management directors and audit committee directors;

•	An annual self-evaluation process for the Board of Directors and its committees;

•	Ethical conduct of directors;

•	Director access to officers and employees;

•	Director access to independent advisors;

•	Periodic review of a management succession plan; and

•	Methodology for reporting concerns to non-employee directors or the Audit Committee.

A copy of our Corporate Governance Guidelines is available on our website at www.cbbank.com by clicking the tab “CVB Investors,” “Enter Our Investors” and then “Governance Documents.”

Board Selection Process

We have established a Nominating and Corporate Governance Committee. This committee assists the Board of Directors in director selection, as well as review and consideration of developments in corporate governance practices. This committee also recommends to the Board of Directors director nominees for each Board of Directors committee, and reviews director candidates submitted by shareholders. The Nominating and Corporate Governance Committee is responsible for annually reviewing and evaluating with the Board of Directors the appropriate skills and characteristics required of members of the Board of Directors in the context of the current composition of the Board of Directors and our goals for nominees to the Board of Directors, including nominees who are current members of the Board of Directors. The Nominating and Corporate Governance Committee has the authority to utilize third party providers, as appropriate, to assist it in fulfilling its Board of Directors selection function.

The Nominating and Corporate Governance Committee considers the entire makeup of the Board of Directors when making its nominating recommendations to the full Board of Directors, including age, experience and skillset. In identifying and evaluating nominees for director, the goals of the Nominating and Corporate Governance Committee include maintaining a strong and experienced Board of Directors by continually assessing the Board of Directors’ business background, current responsibilities, community involvement, independence, commitment to CVB Financial Corp. (including meaningful ownership of our common stock with a market value of at least $100,000) and time available for service. The Nominating and Corporate Governance Committee also considers diversity of viewpoints, background, experience (including skill diversity) and other demographics in the selection of nominees.

Other important factors the Nominating and Corporate Governance Committee will consider in evaluating nominees include current knowledge and contacts in CVB Financial Corp.’s industry and other industries relevant to CVB Financial Corp.’s business, and ability to work together with other members of the Board of Directors.

Board Leadership Structure and Risk Oversight

The business and affairs of CVB Financial Corp. are managed under the direction of the Board of Directors. The Board of Directors has historically separated the role of Chief Executive Officer and Chairman of the Board. Mr. George A. Borba has served as Chairman of the Board since Citizens Business Bank’s opening in 1974, and Mr. Christopher D. Myers currently serves as our President and Chief Executive Officer. Separate board committees exist at CVB Financial Corp. and Citizens Business Bank, each of which is responsible for supervising various areas of risk. The Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee exist at CVB Financial Corp. The Loan Committee, Risk Management Committee, Balance Sheet Management Committee and Trust Services Committee exist at Citizens Business Bank. All of the committees meet regularly and report to the full Board of Directors.

The Board of Directors is charged with providing oversight of CVB Financial Corp.’s risk management processes. In accordance with the rules and regulations of the Nasdaq Stock Market, the Audit Committee is primarily responsible for overseeing the risk management function at CVB Financial Corp. on behalf of the Board.

The Risk Management Division of Citizens Business Bank conducts periodic monitoring of compliance efforts with a special focus on those areas that expose the Bank to compliance risk. The purpose of the periodic monitoring is to ensure that Citizens Business Bank associates are adhering to established policies and procedures. The Chief Risk Officer of Citizens Business Bank notifies the appropriate department head, the Management Compliance Committee, and the Risk Management Committee of Citizens Business Bank, and the Audit Committee of CVB Financial Corp. of any violations noted.

The committees meet periodically with the various members of management and receive a comprehensive report on risk management, including management’s assessment of risk exposures (including risks related to liquidity, credit, operations and regulatory compliance, among others), and the processes in place to monitor and control such exposures. The committees also receive updates between meetings from members of management relating to risk oversight matters. The Audit Committee provides a report on risk management to the full Board of Directors on at least a quarterly basis.

In addition to the Risk Management Committee of Citizens Business Bank and the Audit Committee of CVB Financial Corp., other committees of the Board of CVB Financial Corp. consider the risks within their areas of responsibility. For example, the Compensation Committee of CVB Financial Corp. considers the risks that may be implicated by our executive compensation programs. For a discussion of the Compensation Committee’s review of CVB Financial Corp.’s senior executive officer compensation plans and employee incentive compensation plans and the risks associated with these plans, see “Compensation Committee Report — Discussion of Compensation Policies and Practices Related to Risk Management” on page 29 of this proxy statement.

Consideration of Shareholder Nominees

The policy of the Nominating and Corporate Governance Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board of Directors. In evaluating nominees, the Nominating and Corporate Governance Committee will look at the same factors described under the heading “Board Selection Process” that it uses for nominees which come to its attention from persons other than the Board of Directors. Recommendations must be submitted in writing to the attention of the Chair of the Nominating and Corporate Governance Committee at the following address:

CVB Financial Corp.

701 N. Haven Avenue, Suite 350

Ontario, California 91764

Shareholders should include in such recommendation, (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of voting stock of CVB Financial Corp. owned by each proposed nominee and the notifying shareholder; (d) the name and residence address of the notifying shareholder; and (e) a letter from the proposed nominee indicating that such proposed nominee wishes to be considered as a nominee for the CVB Financial Corp. Board of Directors and will serve as a member of the CVB Financial Corp. Board of Directors if elected. In addition, each recommendation must set forth in detail the reasons why the notifying shareholder believes the proposed nominee meets the criteria set forth in the Nominating and Corporate Governance Committee Charter for serving on CVB Financial Corp.’s Board of Directors.

In addition, our Bylaws permit shareholders to nominate directors for consideration at an annual meeting. For a description of the process, see the “Notice of 2012 Annual Meeting of Shareholders” included herein.

Executive Sessions

Executive sessions of independent directors are held at least six times a year. The person who presides at these meetings is chosen by the independent directors.

Attendance at Annual Meetings

The Board of Directors encourages all of its members to attend the Annual Meeting of Shareholders. All of our directors attended the 2011 Annual Meeting of Shareholders.

Communications with the Board of Directors

Shareholders wishing to contact CVB Financial Corp.’s Board of Directors, including a committee of the Board of Directors, may do so by writing to the following address to the attention of the Board of Directors or a committee of the Board of Directors at:

Board of Directors

CVB Financial Corp.

701 North Haven Avenue, Suite 350

Ontario, California 91764

Confidential communications may be sent through the Internet by logging on to http://www.reportit.net and entering the username: “Citizens” and the password: “Citizens.” All communications sent to the Board of Directors will be communicated with the entire Board of Directors unless the communication is intended only for a specific committee. CVB Financial Corp.’s Corporate Secretary keeps a log of all communications sent to the Board of Directors or its committees. This log is available for inspection by the members of the Board of Directors.

Executive Officers

Biographical information about all of our executive officers is contained under Item 1 of our Annual Report on Form 10-K, a copy of which is being mailed with this proxy statement, or as referenced in the Notice, is available on the SEC’s website at http://www.sec.gov and at www.cbbank.com/annualmaterials.

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD

PROPOSAL 1

ELECTION OF DIRECTORS

We have nominated eight directors for election at the annual meeting, which is the number fixed for the election of directors.

We will nominate the persons named below, all of whom are present members of CVB Financial Corp.’s Board of Directors, for election to serve until the 2013 Annual Meeting of Shareholders and until their successors have been elected and qualified. Each of these persons is also a member of the Board of Directors of our principal subsidiary, Citizens Business Bank. The Board of Directors will cast its votes to effect the election of these nominees. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board of Directors.

Each of our Board members was nominated based on the assessment of our Nominating and Corporate Governance Committee and our Board of Directors that the nominees have demonstrated an ability to make meaningful contributions to the oversight of our business and affairs, have a reputation for honesty and ethical conduct in their personal and professional activities and share independence, experience and sufficient communication and analytical skills.

The Nominees

The directors standing for reelection are:

Name and Position	Principal Occupation For Past Five Years	Age	Year First Elected or Appointed a Director
George A. Borba(1) Chairman of the Board	Dairy Farmer, George Borba & Son Dairy	79	1981
John A. Borba(1) Director	Dairy Farmer, John Borba & Sons	84	1981
Robert M. Jacoby, C.P.A. Director	Certified Public Accountant	70	2005
Ronald O. Kruse Vice Chairman of the Board and Director	Chairman, Kruse Investment Co., Inc. and Feed Commodities, LLC	73	1981
Christopher D. Myers President, Chief Executive Officer and Director	President and Chief Executive Officer of CVB Financial Corp. and Citizens Business Bank	49	2006
James C. Seley Director	Partner, Seley & Co. (commodity merchant)	70	1996
San E. Vaccaro Director	Attorney	79	1999
D. Linn Wiley Vice Chairman of the Board and Director	Consultant; Former President and Chief Executive Officer of CVB Financial Corp. and Citizens Business Bank	73	1991

(1)	George A. Borba and John A. Borba are brothers.

Although each of the nominees was selected based on the entirety of his experience and skills, the following sets forth certain specific qualifications for directorship for each of our directors:

George A. Borba has served as Chairman of the Board since CVB Financial Corp.’s and Citizens Business Bank’s respective inception dates and is one of the three founding directors of CVB Financial Corp. who remain on the Board today. Mr. Borba, a dairy farmer, led the original organizing group of Chino Valley Bank, the predecessor to Citizens Business Bank, which opened for business on August 9, 1974. Mr. Borba is the owner of George Borba & Son Dairy and has deep roots in the Southern California dairy industry. These roots connect him to the business community and to CVB Financial Corp.’s and Citizens Business Bank’s customers. Under his stewardship, Citizens Business Bank has grown from a de novo bank targeting mainly small businesses in and around the Chino, California area to a $6.5 billion-asset bank serving 40 cities with 42 business financial centers and five commercial banking centers in the Inland Empire, Los Angeles County, Orange County and the Central Valley areas of California. Mr. Borba chairs the Compensation Committee, the Nominating and Corporate Governance Committee of the Board. Mr. Borba brings to the Board a deep understanding of CVB Financial Corp.’s and Citizens Business Bank’s history, business, and organization as well as prudent judgment and extensive management experience.

John A. Borba is one of the three founding directors of CVB Financial Corp. and Citizens Business Bank who remain on the Board today. He chaired the Audit Committee of the Board until 2009. He is a dairyman and owner of John A. Borba & Sons Dairy where he directs the business and affairs of the company. Mr. Borba has helped to oversee the strong performance and growth of CVB Financial Corp. and Citizens Business Bank during the last 37 years from a de novo bank targeting mainly small businesses in and around the Chino, California area to a $6.5 billion-asset bank serving 40 cities with 42 business financial centers and five commercial banking centers in the Inland Empire, Los Angeles County, Orange County and the Central Valley areas of California. In addition to Mr. Borba’s deep roots in the community CVB Financial Corp. and Citizens Business Bank primarily serve, Mr. Borba brings to the Board management expertise gained from the successful operation of his own business and an extensive understanding of CVB Financial Corp.’s and Citizens Business Bank’s business, history and organization.

Robert M. Jacoby, C.P.A. is a Certified Public Accountant and current chair of the Audit Committee who has served on the Board since 2005. He is one of two designated financial experts on the Audit Committee. As an accountant, Mr. Jacoby has operated his own accounting practice since 1992. Prior to 1992, he was with the accounting firm of Grant Thornton for 21 years where he specialized in banking, manufacturing and distribution. Mr. Jacoby is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. Mr. Jacoby was previously the engagement partner for Grant Thornton when they were the accountants for Chino Valley Bank, the predecessor company to Citizens Business Bank. Grant Thornton served as the auditor for Chino Valley Bank from 1974 to 1987 and Mr. Jacoby was the engagement partner for CVB Financial Corp. from 1981 to 1987. Mr. Jacoby was also a director of the former First American Bank (now PacWest Bancorp) in Rosemead, California for thirteen years. Mr. Jacoby’s qualifications to sit on the Board include his financial and accounting expertise, his years of experience as a bank director, and his long history with and deep knowledge of CVB Financial Corp.’s and Citizens Business Bank’s financial and business affairs.

Ronald O. Kruse is one of the three founding directors of CVB Financial Corp. and Citizens Business Bank who remain on the Board today. He has served on the Board for nearly 37 years. He serves as one of two Vice-Chairmen of the Board and chairs the Balance Sheet Management Committee of the Citizens Business Bank Board. Mr. Kruse is an active member of the California business and agricultural community as Chairman of his family businesses, Kruse Investment Co., Inc. and Feed Commodities, LLC. Prior to forming Kruse Investment Co., Inc. and Feed Commodities, LLC, Mr. Kruse was owner and Chairman of O.H. Kruse Grain & Milling from 1974 through 1995. O.H. Kruse Grain & Milling was one of the largest animal feed manufacturing companies west of the Mississippi River. Mr. Kruse’s qualifications to sit on the Board include his extensive understanding of large scale business organizations, his understanding of our customers’ business needs, particularly those of our agricultural customers, and his specific understanding of our Company’s history and organization.

Christopher D. Myers is the current President and Chief Executive Officer of CVB Financial Corp. and Citizens Business Bank. He has served in that capacity and as a board member since August 1, 2006. From 2004 to 2006, Mr. Myers served as Chairman of the Board and Chief Executive Officer of Mellon 1st Business Bank, a $3 billion-asset Los Angeles based-bank that is now a subsidiary of U.S. Bank. From 1996 to 2003, he held several management positions with Mellon 1st Business Bank, including Executive Vice President, Regional Vice President, and Vice President/Group Manager. Mr. Myers received his B.A. from Harvard University and a M.B.A. in Finance and Marketing from the University of California at Los Angeles and has over 25 years experience in banking. Mr. Myers’ qualifications to sit on our Board include his extensive banking, operational and executive leadership experience.

James C. Seley has served on the Board of CVB Financial Corp. and Citizens Business Bank since 1996. He is a partner in Seley & Co., a family owned commodities trading company specializing in livestock feed ingredients. As a result of his years of experience in the commodity markets, Mr. Seley has provided expertise to CVB Financial Corp. on trading markets and interest rates. He has been an active participant in the management of Citizen Business Bank’s community reinvestment programs and regulatory compliance review. His guidance has contributed to the on-going success of these programs and their positive results for the organization. Mr. Seley also chairs the Risk Management Committee of the Citizens Business Bank Board. Mr. Seley’s qualifications to sit on our Board include his operational and financial expertise gained from the successful operation of his own business as well as his history with CVB Financial Corp. and Citizens Business Bank.

San E. Vaccaro is an attorney and the second financial expert serving on the Audit Committee who has served on the board since 1999. He joined the boards of CVB Financial Corp. and Citizens Business Bank in 1999 upon the acquisition of ONB Bancorp and Orange National Bank. He served as Chairman of the Board of both these companies. Mr. Vaccaro received his undergraduate and juris doctor law degrees from Fordham University. He is admitted to practice before state and federal courts in Arizona and California and the Supreme Court of the United States. His law firm, Law Offices of San E. Vaccaro, and its predecessor firm, Curtis & Vaccaro, has been an active participant in the Orange County legal community for many years. He is a past member of the National Association of Corporate Directors and has over 32 years experience serving on the boards of public financial institutions. Because of his background and experience in the Orange County banking and business community, he provides CVB Financial Corp. and Citizens Business Bank with advice and direction as CVB Financial Corp. implements its Orange County growth initiatives.

D. Linn Wiley serves as one of the two Vice Chairmen of the Board and has been on the Board of CVB Financial Corp. and Citizens Business Bank since 1991. He served as President and Chief Executive Officer of both entities until August 1, 2006, and then served as a consultant to Citizens Business Bank pursuant to a Consulting Agreement until April 1, 2010. During Mr. Wiley’s tenure as President and Chief Executive Officer, Citizens Business Bank grew from 14 business financial centers to 40 business financial centers and from approximately $500 million in assets to more than $6.0 billion in assets. Its annual earnings increased from $8.0 million to more than $70.0 million. As Vice Chair, Mr. Wiley has been a key influence in CVB Financial Corp.’s continued growth and success. He serves as a liaison between Citizens Business Bank’s Senior Leadership and the Board and he is the Chairman of the Trust Services Committee of the Citizens Business Bank Board. Mr. Wiley served as president and chief executive officer of two other financial institutions prior to joining CVB Financial Corp. in 1991. He also served as a director of the Los Angeles branch of the Federal Reserve Bank of San Francisco from 2000 to 2006. Mr. Wiley brings to the Board over forty-five years of banking experience and an intimate knowledge of CVB Financial Corp.’s and Citizens Business Bank’s business and operations.

All of the current nominees were elected at the 2011 Annual Meeting of Shareholders.

Director Independence

With the exception of Mr. Myers, each of our directors is “independent” within the meaning of the rules and regulations promulgated by the Nasdaq Stock Market and has been determined to be “independent” by our

Nominating and Corporate Governance Committee. In making such determination, our Nominating and Corporate Governance Committee evaluated banking, commercial service, familial or other transactions involving each director or immediate family member and their related interests and the Company, if any.

The Board of Directors and Committees

The Board of Directors of CVB Financial Corp. oversees our business and affairs. As set forth previously, the Board of Directors of CVB Financial Corp. also has three standing committees: an Audit Committee, a Nominating and Corporate Governance Committee, and a Compensation Committee. The Board of Directors of Citizens Business Bank has four standing committees: Loan Committee, Risk Management Committee, Balance Sheet Management Committee, and Trust Services Committee.

The Number of Meetings Attended

During 2011, CVB Financial Corp.’s Board of Directors held 12 regular meetings and 2 special meetings, and the Board of Directors of Citizens Business Bank held 12 regular meetings and 5 special meetings. With the exception of Mr. John Borba, all of the directors of CVB Financial Corp. and Citizens Business Bank attended at least 75% of the aggregate of (i) the total number of CVB Financial Corp. and Citizens Business Bank Board meetings and (ii) the total number of meetings held by all committees of the Board of Directors of CVB Financial Corp. or Citizens Business Bank on which he served during 2011.

Audit Committee

The Audit Committee of the Board of Directors is composed of Messrs. Robert M. Jacoby (Chairman), John A. Borba, Ronald O. Kruse, James C. Seley, and San E. Vaccaro. The Audit Committee operates under a written charter, adopted by the Board of Directors, which is available on our website at www.cbbank.com by clicking the tab “CVB Investors,” then “Enter Our Investors” and then “Governance Documents.” The Audit Committee is a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Each of the members of the Audit Committee is independent within the meaning of the rules and regulations of the Nasdaq Stock Market.

The purpose of the Audit Committee is to oversee and monitor (i) the integrity of our financial statements and the Company’s systems of internal accounting and financial controls; (ii) our compliance with applicable legal and regulatory requirements; (iii) our independent auditor qualifications and independence; and (iv) the performance of our internal audit function and independent auditors. The Board of Directors has determined that Mr. Jacoby and Mr. Vaccaro are “audit committee financial experts” within the meaning of the rules and regulations of the SEC.

The Audit Committee has sole authority to appoint or replace the independent auditors (including oversight of audit partner rotation). The Audit Committee is also directly responsible for the compensation and oversight of the work of the independent auditors. Our independent auditors report directly to the Audit Committee. Among other things, the Audit Committee prepares the audit committee report for inclusion in the annual proxy statement, reviews and discusses with management and the independent auditors our independent certified audits; reviews and discusses with management and the independent auditors quarterly and annual financial statements; reviews the adequacy and effectiveness of our disclosure controls and procedures; approves all auditing and permitted non-auditing services; reviews significant findings by bank regulators and management’s response thereto; establishes procedures to anonymously and confidentially handle complaints we receive regarding auditing matters and accounting and internal accounting controls; and handles the confidential, anonymous submission to it by our employees of concerns regarding questions to accounting or auditing matters. The Audit Committee also has authority to retain independent legal, accounting and other advisors as the Audit Committee deems necessary or appropriate to carry out its duties. The Audit Committee held 12 meetings during 2011, plus 4 special meetings for the purpose of reviewing SEC filings and appointing our auditing firm.

The report of the Audit Committee is included below.

Audit Committee Report

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or under the Exchange Act, except to the extent we specifically incorporate this Report by reference.

The Audit Committee reports to the Board of Directors and is responsible for overseeing and monitoring financial accounting and reporting, the system of internal controls established by management and the audit process of CVB Financial Corp. The Audit Committee manages CVB Financial Corp.’s relationship with its independent auditors (who report directly to the Audit Committee).

In discharging its oversight responsibility, the Audit Committee has met and held discussions with management and KPMG LLP, the independent registered public accounting firm for CVB Financial Corp., regarding the audited consolidated financial statements. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee also has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent auditors their independence and satisfied itself as to their independence. The Audit Committee also reviewed the PCAOB inspection report and peer review report of KPMG LLP by PricewaterhouseCoopers.

Based on these discussions and reviews, the Audit Committee recommended that the Board of Directors approve the inclusion of CVB Financial Corp.’s audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

THE AUDIT COMMITTEE

Robert M. Jacoby, C.P.A., Chairman

John A. Borba

Ronald O. Kruse

James C. Seley

San E. Vaccaro

Nominating and Corporate Governance Committee

The Board of Directors has a Nominating and Corporate Governance Committee consisting of Messrs. George A. Borba (Chairman), John A. Borba, Robert M. Jacoby, Ronald O. Kruse, James C. Seley, San E. Vaccaro and D. Linn Wiley. Each of the members of the Nominating and Corporate Governance Committee is independent within the meanings of the rules and regulations of the Nasdaq Stock Market.

As set forth above, the Nominating and Corporate Governance Committee:

•	Assists the Board of Directors by identifying individuals qualified to become members of the Board of Directors;

•	Recommends to the Board of Directors the director nominees for the next annual meeting;

•	Recommends to the Board of Directors director nominees for each committee; and

•	Develops and recommends a set of corporate governance principles applicable to CVB Financial Corp.

Other specific duties and responsibilities of the Nominating and Corporate Governance Committee include: retaining and terminating any search firm to identify director candidates; receiving communications from shareholders regarding any matters of concern; recommending to the Board directors for each committee; and reviewing and reassessing the adequacy of its charter and its own performance on an annual basis. The procedures for nominating directors, other than by the Board of Directors itself, are set forth in the bylaws and reprinted in the Notice of Annual Meeting of Shareholders. The charter of the Nominating and Corporate Governance Committee is available on our website at www.cbbank.com by clicking the tab “CVB Investors,” then “Enter Our Investors” and then “Governance Documents.” The Nominating and Corporate Governance Committee held one meeting during 2011.

Compensation Committee

The Compensation Committee of the Board of Directors of CVB Financial Corp. (the “Compensation Committee”) has overall responsibility for overseeing our compensation and employee benefit plans and practices, including our executive compensation plans and our incentive compensation and equity-based plans. This committee is composed of Messrs. George A. Borba (Chairman), John A. Borba, Robert M. Jacoby, Ronald O. Kruse, James C. Seley, San E. Vaccaro and D. Linn Wiley. Each of the members of the Compensation Committee is independent within the meaning of the rules and regulations of the Nasdaq Stock Market. During the year, meetings are scheduled quarterly, but are held at other times as needed. During 2011, the Compensation Committee met 14 times. The meetings are set up by the Corporate Secretary in conjunction with the Chairman of the Compensation Committee. The Chief Executive Officer and the Chief Financial Officer provide input on the agendas.

The Compensation Committee has a charter, which can be found on CVB Financial Corp.’s website, www.cbbank.com, by clicking the tab “CVB Investors,” then “Enter Our Investors” and then “Governance Documents.” This charter is reviewed annually with input from our outside counsel and may be changed to keep abreast of current regulations and changes in duties.

The Compensation Committee has the responsibility of recommending to the Board of Directors the appropriate level of compensation for the Board of Directors, and for determining the total compensation of our Chief Executive Officer, Chief Financial Officer, the other three most highly-compensated executive officers (with our Chief Executive Officer and Chief Financial Officer, the “named executive officers”), and all other officers and non-officers in CVB Financial Corp.

The Compensation Committee has the authority to consult and retain internal and external advisors as needed. The Compensation Committee did not engage an outside consulting firm or compensation consultant for the purpose of establishing 2011 base salaries. Instead, the Compensation Committee conducted its own evaluation of the competitiveness of CVB Financial Corp.’s branch managers’ and executive officers’ salaries, bonuses, benefits and employment agreement arrangements through a market check of a peer-group of regional commercial banking organizations. The peer group was established based on salary survey information obtained from the California Bankers Association. The list of companies included in the peer group is shown on page 19. Finally, CVB Financial Corp. reviews publicly available information from filings with the SEC, quarterly reports filed with banking regulatory agencies, press releases, and similar publicly available information to establish parameters for compensation.

The Compensation Committee may delegate its authority to others within the organization if it deems necessary, but has not done so. Our Chief Executive Officer, Chief Financial Officer, and Human Resources Director participate, when requested to do so, in determining or recommending the amount or form of executive and director compensation (except with respect to their own compensation).

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis describes our compensation philosophy and summarizes the structure and objectives of the various compensation programs administered by our Compensation Committee.

Objectives and Philosophy of Our Compensation Program

We provide a comprehensive compensation package comprised of base salary, an annual cash incentive plan, long-term equity compensation plan, profit sharing plan, deferred compensation program and health and welfare benefits. We have adopted a basic philosophy and practice of offering a compensation program designed to attract and retain highly qualified employees. We believe our compensation practices encourage and motivate these individuals to achieve superior performance on both a short-term and long-term basis. This underlying philosophy pertains specifically to executive compensation as well as employee compensation at all other levels throughout our organization.

Our compensation is designed to achieve the following objectives:

•	Attract and retain talented and experienced executives;

•	Provide a base salary that is competitive in our industry;

•	Align the interest of our executives with those of our shareholders by having our cash-based incentive compensation based, in part, on increasing growth in shareholder value; and

•	Offer equity-based compensation that reflects the growth in our stock value and thus, in shareholder value.

Our compensation program is designed to reward employees for meeting our corporate objectives. Our goal is to have a level of earnings growth and a return on equity consistent with enhancing shareholder value. These elements are at the core of our cash-based bonus program.

Methodologies for Establishing Compensation

In determining the appropriate compensation levels for our Chief Executive Officer, the Compensation Committee meets outside the presence of all of our executive officers. With respect to the compensation of all of our other named executive officers, the Compensation Committee meets outside the presence of all executive officers, other than, as requested, our Chief Executive Officer, our Chief Financial Officer (except with respect to his own compensation) and our Human Resources Director. The Compensation Committee generally reviews and approves any salary increases for all officers including the named executive officers in April and all non-officers in July, and responds to salary recommendations from our named executive officers for all officers (other than the named executive officers) and non-officers.

With the input of our Human Resources Department, the Chief Executive Officer (other than with respect to his own compensation) makes recommendations to the Compensation Committee regarding base salary levels, performance goals, bonuses and equity incentive awards for our named executive officers (other than our Chief Executive Officer). The Compensation Committee determines each element of compensation for the Chief Executive Officer. Each year, our Human Resources Director coordinates a written performance evaluation on selected officers and employees. These reviews are based on stated objectives for the officer or employee and how the results of his or her performance compare with those objectives. The results of these evaluations, along with the recommended salary increase, are presented to the Compensation Committee for its review and approval.

In January of each year, the Compensation Committee determines bonus payments under the prior year’s performance compensation plan, and generally in March of each year, the Compensation Committee determines target amounts and performance criteria for the current year’s performance compensation plan. The Compensation Committee similarly determines equity incentive awards for each of the named executive officers, generally in June of even numbered years.

Consideration of 2011 Say-on-Pay Results

At our 2011 annual meeting of shareholders, we submitted our executive compensation program to a non-binding advisory vote of our shareholders (“say-on-pay”) and it received the support of approximately 78% of the total votes cast at our annual meeting. Our Compensation Committee considered the results of this 2011 say-on-pay vote in connection with the discharge of its responsibilities. Because the vast majority of our shareholders voting on the “say on pay” proposal approved the compensation of our named executive officers described in our proxy statement in 2011, our Compensation Committee did not implement significant changes to our executive compensation program as a result of the shareholder advisory vote.

In 2011 our Board of Directors recommended, and a plurality of the vote approved, a period of every three years as the frequency of our say-on-pay vote. Accordingly, our next say-on-pay vote will be held at our 2014 annual meeting of shareholders.

Summary of Components of Compensation

The following table outlines our various compensation plans as in effect for the fiscal year 2011. We believe these compensation components are consistent with meeting our Company’s business and financial objectives. The allocation between cash and non-cash compensation is based on the Compensation Committee’s determination of the appropriate mix among base salary, annual cash incentives and long-term equity incentives to encourage retention and performance.

Component	Characteristics	Purpose

Base Salary	Each executive officer is eligible for an annual increase in April based on performance. This is a fixed cash compensation amount.	The base salary allows us to compensate our officers at a level that we believe is competitive in the industry. This will help us attract and retain highly qualified executives. This rewards individual performance and level of experience, and provides a level of stability for our officers.

Bonus	Paid based on CVB Financial Corp.’s attainment of enumerated financial and business metrics and goals. Some bonuses may also be paid, at the discretion of the Compensation Committee, if the stipulated metric or goals is not attained. Individual executives have specific performance criteria based on their positions with CVB Financial Corp. and/or Citizens Business Bank.	The bonus element serves to reward executives when CVB Financial Corp. meets its financial and business metrics and goals, adding to shareholder value. Incentivizes executives to meet performance targets which helps us meet our overall strategic objectives.

Component	Characteristics	Purpose

401(k) Plan/Profit Sharing	This has two components: (i) 401(k) Plan contributions into which CVB Financial Corp. places a fixed amount and the executive can add to it, and (ii) profit sharing contributions which are paid to all Plan participants including named executive officers. Contributions are at the discretion of the Compensation Committee and may be up to 6% of salary and bonus.	The 401(k) Plan assists the executive in saving for retirement. The profit sharing portion allows the executive to share in the profits of CVB Financial Corp. and, since the money goes into a retirement plan, it also assists the executive in saving for retirement.

Restricted Stock	Awarded from time to time to selected officers, including named executive officers, based on position and performance. Recipients do not have to outlay any additional cash to acquire the stock, but must pay taxes on the value of the stock when it vests.	Restricted stock permits all recipients to share in the long-term appreciation of CVB Financial Corp.’s stock with less dilution to our shareholders compared to stock option grants. This also helps to align the compensation of the executives with our shareholders. Restricted stock is subject to time-based vesting provisions.

Stock Options	Awarded from time to time to selected officers, including named executive officers, based on position and performance.	Stock options allow the executive to share in the long-term appreciation of CVB Financial Corp.’s stock. This helps to align the compensation of the executive with the interests of our shareholders.

Deferred Compensation	Plans available to our Chief Executive Officer and other qualifying senior officers.	Allows for the tax deferral of compensation and growth of deferred amounts (including, in the case of our Chief Executive Officer only, a guaranteed rate of return of 6%).

Health and Welfare Benefits	These are the same benefits as offered to the total employee base, including medical, dental, vision, life and disability insurance. The named executive officers pay a portion of the costs in the same manner as all employees.	These benefits assist the employee in meeting the basic health and welfare needs of the executive and the executive’s family.

Base Salary

It is our philosophy that employees be paid a base salary that we believe is competitive with the salaries paid by comparable organizations and to provide the recipient a fixed amount of income. We predicate the base salary on the executive’s ability, experience and past and potential performance and contribution to CVB Financial Corp. and Citizens Business Bank. On an annual basis, we evaluate and adjust each executive’s base salary and incentive compensation, if appropriate, based on salary surveys, comparable salary information and other considerations. Our Human Resources Department gathers this information to analyze appropriate salary levels for our named executive officers, as well as all of our other employees. Each year we generally establish a pool for base salary increases and award percentage increases to each employee based on his or her job performance.

The base salary range is determined, in part, through a market check of a peer-group of regional commercial banking organizations. We analyze salary surveys from the California Bankers Association. Although our market check considers a wide range of companies for the purpose of evaluating our base salary ranges, we focus our analysis on banks and bank holding companies located in California between approximately $5 billion and $25 billion in assets, including the following:

Company Name	Total Assets (12/31/11) FY
(In billions)
City National Corporation	$23.67
East West Bancorp, Inc.	21.97
Pacific Capital Bancorp	5.85
PacWest Bancorp	5.5
Westamerica Bancorporation	5.0

These banking institutions have similar business model concentrations and consumer lending and wealth management capabilities, and generally operate within CVB Financial Corp.’s geographic region. Data analyzed by the Compensation Committee for each peer group institution included total assets, asset growth, net income, return on average assets, return on average equity, net interest margin, efficiency ratio, core earnings per share growth, total three-year returns and number of branches. In addition, CVB Financial Corp. reviews publicly available information, such as proxy statements for banks and bank holding companies in California from SEC filings, quarterly reports filed with banking regulatory agencies, press releases, and similar publicly available information, to establish parameters for compensation.

The Compensation Committee believes that surveying measures such as base salaries, incentive compensation, cash compensation and total compensation paid by companies in the above peer group can serve as a useful comparative tool. On the other hand, the Compensation Committee recognizes that executives in different companies can play significantly different roles, even though they may hold the same nominal positions. Moreover, it is not possible to determine from the available information about peer group compensation anything relating to the respective qualitative factors that may influence compensation, such as the performance of individual executives or their perceived importance to their companies’ business. The Compensation Committee looked to information with respect to the above companies only as a guide to setting compensation, rather than as formal benchmarking.

Annual Cash Bonuses

We have a performance-based compensation plan for our executives under our Executive Incentive Plan (the “Executive Incentive Plan”), which our shareholders approved at our 2010 Annual Meeting of Shareholders. We also grant discretionary cash bonuses to our executives if our Compensation Committee determines that such discretionary bonuses are appropriate under the circumstances.

The purpose of the following discussion is to explain and illustrate the manner in which the Executive Incentive Plan operates.

Executive Incentive Plan — Performance-Based Compensation

The Executive Incentive Plan rewards executives for outstanding performance provided to CVB Financial Corp. In addition, by linking the executive’s overall compensation to established performance measures, we are able to hold each of the executives accountable for their individual performance and for CVB Financial Corp.’s overall financial and business performance. The Compensation Committee has the sole discretion to determine the standard or formula pursuant to which each participant’s bonus shall be calculated, whether all or any portion of the amount so calculated will be paid, and the specific amount (if any) to be paid to each participant, subject in all cases to the terms, conditions, and limits of the Executive Incentive Plan and of any other written commitment authorized by the Compensation Committee. In January of each calendar year, the Compensation Committee determines the amount of the Executive Incentive Plan awards and the extent to which performance bonuses are payable for such year.

Awards under our Executive Incentive Plan are based on the achievement of specific performance measures related to business criteria, as determined each year by the Compensation Committee. The categories from which the Compensation Committee chooses the performance measures for each year are set forth in the Executive Incentive Plan and include: (i) deposit growth, (ii) total deposits, (iii) net profit after tax, (iv) earnings per share, (v) earnings growth, (vi) delinquencies, (vii) efficiency ratio, (viii) operating expenses, (ix) investment services earnings, (x) investment services revenue, (xi) loan growth, (xii) total loans, (xiii) non-performing assets, (xiv) net income, (xv) fee income, (xvi) new trust assets, (xvii) new trust fees, (xviii) nonperforming assets to assets ratio, (xix) return on assets, (xx) return on equity, (xxi) trust earnings, (xxii) trust growth, and (xxiii) trust revenue.

For 2011, the performance measures chosen by the Compensation Committee for Christopher D. Myers, our President and Chief Executive Officer, and David A. Brager, our Executive Vice President — Sales Division Manager, are set forth in the table below. The Compensation Committee chose these performance measures for these two named executive officers because it believed these measures were the best measures for judging the overall business success of CVB Financial Corp. and Citizens Business Bank from a bank operational and shareholder value perspective.

Separate performance measures were used for James F. Dowd, Citizens Business Bank’s Executive Vice President and Chief Credit Officer, David C. Harvey, Citizens Business Bank’s Executive Vice President and Chief Operations Officer, and Richard C. Thomas, our Executive Vice President and Chief Financial Officer as described below.

No performance measures were used for Edward J. Biebrich, our former Executive Vice President and Chief Financial Officer, since he retired effective March 1, 2011 and did not earn a bonus for 2011.

Each performance measure received a weighting between 10% and 40%, all based on a 100% scale for the individual officer concerned, as set forth in the table below. A higher degree of weighting (40%) is assigned to the net profit after tax measure, because the Compensation Committee believes this measure best incentivizes current year profitability, which in turn is a major component of shareholder value. The Compensation Committee establishes corporate goals with the intent to balance current profitability with long-term stability and prudent risk management.

Performance Measures	Weighting	Level 1	Level 2	Level 3	2011 Results
	(Dollars in Thousands)
Net Profit After Tax (CVBF)	40%	$62,000	$66,000	$70,000	$81,733
Average Demand Deposits*	20%	$1,825,000	$1,875,000	$1,900,000	$1,905,605
Operating Expenses	10%	$145,600	$144,000	$142,500	$141,025
Average Total Loans (Net)**	20%	$3,700,000	$3,750,000	$3,800,000	$3,545,761
Fee Income and Non-Interest Income***	10%	$38,000	$39,500	$41,000	$39,211

*	Non-Interest Bearing
**	Net of San Joaquin Bank mark-to-market discount and deferred loan fees
***	Includes loan and prepayment fees and excludes credit charges

For each performance measure, we establish three target business performance objectives that each correlate to a percentage of the executive’s base salary to determine the maximum amount of bonus to which the named executive officer is entitled. Mr. Myers’ percentage levels of base salary were set at Level 1 — 75%, Level 2 — 100% and Level 3 — 150% for each business performance measure. Each of the other named executive officers levels were set at Level 1 — 25%, Level 2 — 50% and Level 3 — 75% of base salary for each business performance measure. Based on the percentage weighting assigned to the particular business measure, a fixed dollar amount of bonus is determined for achieving the business performance measure.

Once all the amounts are determined for each bonus performance measure, we calculate the total amount of the bonus under the Executive Incentive Plan. Based on our historical performance, we believed that each of the target business performance objectives was achievable.

Below is an illustration of how one measure, net profit after tax, would be calculated if bonus payments were being made under the Executive Incentive Plan to one of our named executive officers, other than Christopher D. Myers, using the weightings above and if our net profit after tax was $62,000,000 for the year ended December 31, 2011:

(Base Salary x 25%) = Actual $ Bonus for Net Profit After Tax

40%

where:	40% = the percentage weighting assigned to the net profit after tax performance measure.
25% = the percentage of base salary utilized for achieving a net profit after tax of $62,000,000.

Mr. Myers’ bonus for net profit after tax would be based on the same formula, except that his base salary would be multiplied by 75% rather than 25%. If the formula was used to calculate the bonus for net profit after tax for Mr. Harvey, a 30% weighting factor, rather than 40%, would apply, as shown on page 27.

We calculate the performance achieved in each of the other categories in the same manner in which we calculate the bonus for net profit after tax in order to arrive at the total bonus. Any performance bonuses granted under the Executive Incentive Plan are paid out in cash and the maximum performance bonus that may be paid to any single executive under the Executive Incentive Plan for any year is $1,750,000.

The difficulty in achieving the performance measure depends heavily on market conditions. Negative developments in the financial services industry, which began in 2008 and have not yet abated, have increased competition for deposits and quality loans. While we attempt to forecast the effect of changing market conditions when establishing the performance goals of our executives, we cannot always predict the course of events. Accordingly, executives may have difficulty in attaining certain objectives for reasons beyond their control. The Compensation Committee thus reserves the right from time to time to increase, reduce or otherwise modify bonuses under the discretionary performance compensation provisions. In addition, the Compensation Committee maintains discretion to grant bonuses outside of the Executive Incentive Plan, even if such bonuses have not been earned under the guidelines of the Executive Incentive Plan. No such discretion was utilized in 2011. The Compensation Committee believes that this exercise of discretion may be important in select cases to ensure key officers are treated fairly and in a manner that will maximize retention and long term shareholder value.

The Compensation Committee continues to review proposed compensation arrangements for its named executive officers. It determined that, effective for fiscal year 2012, annual bonus compensation will continue to be based upon net profit after tax and the other factors enumerated herein.

Equity-Based Compensation

We have one equity incentive plan that currently provides long-term incentives for our named executive officers and allows for the grant of stock options and restricted stock. We do not require any of our executive officers to own any minimum number of shares of our stock and we do not have any policies regarding hedging the economic risk of any shares our named executive officers may own.

We believe our 2008 Equity Incentive Plan aligns the interests of key employees, including the named executive officers, with those of our shareholders. We provide our named executive officers with an incentive to achieve superior performance by granting them long-term incentives to purchase our common stock at a fixed exercise price that equals the fair market value of the underlying stock on the date of the grant or, alternatively, restricted stock grants that vest over a certain number of years of service.

The Compensation Committee administers our equity incentive plans. The Compensation Committee has the authority to select the key employees eligible for the incentive awards. The Compensation Committee does not utilize any performance goals in determining the number of incentive awards to be granted. In determining the number and mix of incentive awards to be awarded, the Compensation Committee considers: (i) the number of incentive awards previously granted to an executive officer, (ii) its own analysis of that employee’s contribution to CVB Financial Corp., including an assessment of the employee’s responsibilities, as well as a subjective assessment of the employee’s commitment to CVB Financial Corp.’s future, (iii) the number of incentive awards granted to executives with similar responsibilities at our peer banks and bank holding companies, and (iv) the projected percentage such incentive compensation would constitute of each executive’s overall compensation. The amount of compensation an award recipient may receive pursuant to the incentive is, in the case of options, based solely on an increase in the value of our common stock after the date of the grant, and, with respect to restricted stock, based on our share price at the vesting date.

The Compensation Committee’s goal is generally to maintain a balance between grants of stock options and restricted stock and to take into account the compensation expense associated with each form of incentive compensation. The Compensation Committee also takes into account the degree to which a grant of restricted stock versus stock options will incentivize the Company’s executives. When the Compensation Committee believes granting restricted stock instead of stock options would result in a more realizable value to its executives, thereby serving as a more effective incentive tool, it may choose to grant restricted stock. Although the 2008 Equity Incentive Plan was implemented in order to provide the alternative of granting restricted stock to CVB Financial Corp. employees, our Compensation Committee continues to grant stock options when it makes its grants, because the Compensation Committee believes it is important for the named executive officers to make an investment in CVB Financial Corp. in exchange for the receipt of stock.

Options and restricted stock are awarded to key employees and directors periodically, as decided by the Compensation Committee. In most cases, awards are made annually or biennially, but on occasion, we may need to issue options or restricted stock on a date outside the normal cycle. This may be done in conjunction with the hiring of an individual, renewal of an employment contract or as a special incentive. On each occasion, the Compensation Committee approves these awards. The exercise price for options is always the closing market price as of the close of business on the day of the grant.

Discussion of Named Executive Officer Compensation for Fiscal 2011

Christopher D. Myers, President and Chief Executive Officer

Base Salary.    In determining base salary, the Compensation Committee gives significant weight to Mr. Myers’ key role in influencing the overall performance of CVB Financial Corp. and Citizens Business Bank. Mr. Myers’ base salary was $750,000 for the full year 2011.

Bonus.    The maximum amount of bonus Mr. Myers was entitled to earn under the Executive Incentive Plan was 150% of his base salary. In order to adequately compensate Mr. Myers in recognition of his overall responsibilities, including supervision of all of our other executive officers, and to further incentivize him to meet his designated performance targets, Mr. Myers’ levels are set at higher percentages than the other named executive officers. The Compensation Committee has the discretion to pay more or less than this fixed dollar amount.

In calculating the Performance Compensation Plan for Mr. Myers, the Compensation Committee considered CVB Financial Corp.’s achievements of several important goals in 2011, including (1) solid core deposit growth, (2) outstanding management of operating expenses, (3) moderate non-interest income growth in the services fees and trust fee income categories, and (4) record net profit after tax. Mr. Myers led Citizens Business Bank to a solid performance in 2011, with net income of $81.7 million for the year ended December 31, 2011, and a return on average shareholders’ equity of 12.0 percent in an economic environment that remained challenging. In addition, CVB Financial Corp., maintained strong capital ratios and significant liquidity. CVB Financial Corp.

declared its 89th consecutive quarterly dividend and returned over $35.8 million to shareholders in the form of cash dividends in 2011. Mr. Myers well surpassed the highest bonus level for net profit after tax (150%), for average deposit growth (150%), and for operating expenses (150%), and he achieved the 75% bonus level for fee income and non-interest income. As a result of these accomplishments, the Compensation Committee awarded Mr. Myers a cash bonus of $845,000 for 2011, which represents approximately 113% of his base compensation.

Performance Measures	Weight	2010 Results	Level 1 75%	Level 2 100%	Level 3 150%	2011 Plan	2011 Results	Current Results As of 12/31/11
Net Profit After Tax (CVBF)	40%	$62,935	$62,000	$66,000	$70,000	$62,000	$81,733	150.00%
Average Demand Deposits*	20%	$1,669,610	$1,825,000	$1,875,000	$1,900,000	$1,844,000	$1,905,605	150.00%
Average Total Loans (Net)**	20%	$3,913,914	$3,700,000	$3,750,000	$3,800,000	$3,745,000	$3,545,761	0.00%
Fee Income and Non-Interest Income***	10%	$38,129	$38,000	$39,500	$41,000	$39,800	$39,211	75.00%
Operating Expenses	10%	$168,463	$145,600	$144,000	$142,500	$145,580	$141,025	150.00%

*	Non-Interest Bearing.
**	Net of San Joaquin Bank mark-to-market discount and deferred loan fees.
***	Includes loan and prepayment fees and excludes credit charges.

Equity-Based Compensation.    No new grants of stock options or restricted stock were made to Mr. Myers in 2011. The Compensation Committee believes that the grants made in 2009, as discussed in our 2011 proxy statement, were adequate to incentivize Mr. Myers toward achieving CVB Financial Corp.’s long-term strategic objectives. In addition, the Compensation Committee believes that the number and composition of his current grants are in line with those of the chief executive officers of our peer banks and bank holding companies.

Richard C. Thomas, Executive Vice President and Chief Financial Officer and the Finance Division Manager of CVB Financial Corp. and Citizens Business Bank

Mr. Thomas was hired on December 13, 2010, as the Executive Vice President, Finance and Accounting, of Citizens Business Bank, prior to assuming the position of Executive Vice President and Chief Financial Officer for CVB Financial Corp. and Citizens Business Bank on March 1, 2011.

Base Salary.    Mr. Thomas received a base salary of $285,000 during 2011. The Compensation Committee believes that this base salary is consistent with those of chief financial officers at our peer banks and bank holding companies.

Bonus.    The maximum amount of bonus Mr. Thomas was entitled to earn under the Executive Incentive Plan for 2011 was 75% of his base salary.

In calculating the Performance Compensation Plan for Mr. Thomas, the Compensation Committee considered Mr. Thomas’ role in helping CVB Financial Corp. and Citizens Business Bank continue to manage the challenging economic environment for banks, which had a disproportionate impact on the Inland Empire and Central Valley regions of California. Mr. Thomas successfully directed the Company’s deployment of capital in connection with its growing portfolio of investment securities, and thus played a key role in helping to generate net interest income which in turn supported the Company’s improved performance in generating overall net income. In addition, Mr. Thomas provided operational support to achieve financial goals, including assisting with operating expense management, the safety and soundness of Citizens Business Bank, and supporting growth initiatives, strategy development and the analysis of acquisition opportunities. He also helped the Company to maintain its strong liquidity position and the interest rate sensitivity of the Company’s balance sheet within approved parameters. Mr. Thomas achieved the 75% level for the three key performance measures of net profit after tax, average demand deposit growth and operating expenses, and he achieved the 25% bonus level for overall job performance and for fee income and non-interest income. As a result of these accomplishments, the Compensation Committee awarded Mr. Thomas a cash bonus of $165,000 for 2011, which represents approximately 58% of his base compensation.

Performance Measures	Weight	2010 Results	Level 1 25%	Level 2 50%	Level 3 75%	2011 Plan	2011 Results	Current Results As of 12/31/11
Net Profit After Tax (CVBF)	40%	$62,935	$62,000	$66,000	$70,000	$62,000	$81,733	75.00%
Average Demand Deposits*	10%	$1,669,610	$1,825,000	$1,875,000	$1,900,000	$1,844,000	$1,905,605	75.00%
Average Total Loans (Net)**	10%	$3,913,914	$3,700,000	$3,750,000	$3,800,000	$3,745,000	$3,545,761	0.00%
Fee Income and Non-Interest Income***	10%	$38,129	$38,000	$39,500	$41,000	$39,800	$39,211	25.00%
Operating Expenses	20%	$168,463	$145,600	$144,000	$142,500	$145,580	$141,025	75.00%
Overall Job Performance****	10%	N/A	Very Good	Excellent	Outstanding	Excellent	Very Good	25.00%

*	Non-Interest Bearing.
**	Net of San Joaquin Bank mark-to-market discount and deferred loan fees.
***	Includes loan and prepayment fees and excludes credit charges.
****	Teamwork, Responsiveness, Accuracy, Staff Management and Development, Process Management, Development and Maturation of Accounting Infrastructure, and Leadership.

Equity-Based Compensation.    The Compensation Committee did not grant stock to Mr. Thomas in 2011.

James F. Dowd, Executive Vice President and Chief Credit Officer of Citizens Business Bank

Base Salary.    Mr. Dowd received a base salary of $297,500 during 2011. The Compensation Committee believes that this base salary is consistent with those of executive vice presidents and chief credit officers of our peer banks.

Bonus.    For Mr. Dowd, the individual performance measures and their respective percentage weightings differed from our other named executive officers and were as follows:

Performance Measures	Weight	2010 Results	Level 1 25%	Level 2 50%	Level 3 75%	2011 Plan	2011 Results	Current Results As of 12/31/11
Net Profit After Tax (CVBF)	40%	$62,935	$62,000	$66,000	$70,000	$62,000	$81,733	75.00%
Delinquencies (Quarterly Average)(1)	10%	0.38%	0.70%	0.55%	0.40%	0.70%	0.21%	75.00%
Positive Credit Environment*	20%	Excellent	Very Good	Excellent	Outstanding	Very Good	Excellent	50.00%
Average Total Loans (Net)**	10%	$3,913,914	$3,700,000	$3,750,000	$3,800,000	$3,745,000	$3,545,761	0.00%
Non-Performing Assets + OREO/Total Loans (Quarterly Average)(2)	10%	4.85%	3.50%	3.00%	2.50%	3.50%	2.82%	50.00%
Operating Expenses	10%	$168,463	$145,600	$144,000	$142,500	$145,580	$141,025	75.00%

*	Center Visitations, Portfolio Management, Response Time, Sales Support, Loan Documentation and Servicing, Special Assets.
**	Net of San Joaquin Bank mark-to-market discount and deferred loan fees.
(1)	Includes San Joaquin Bank loans.
(2)	Non-covered loans only.

In addition to net profit after tax, total loans and operating expenses, Mr. Dowd is also measured with respect to his efforts at creating a positive credit environment through his management of the loan portfolio, support of sales efforts, responsiveness to customers and visits to loan centers. Mr. Dowd’s performance goals are different because his credit management functions tie more closely to these performance goals than any of the other named executive officers. Despite a difficult credit environment in the Inland Empire and Central Valley areas of California, Mr. Dowd managed to decrease the quarterly average of delinquencies to 0.21%, well below the quarterly average in 2010. In addition, Mr. Dowd has provided significant leadership in our credit administration, credit policy and loan operations during 2011, in the face of a continued economic challenges. Mr. Dowd excelled in creating and maintaining a positive credit environment at Citizens Business Bank by maintaining solid portfolio management, and by consistently demonstrating rapid response times and high levels of sales support. Mr. Dowd obtained the highest bonus level (75%) for net profit after tax, operating expenses and for the Bank’s significant reduction in quarterly average loan delinquencies. He obtained the 50% bonus level for maintaining a positive credit environment and for management of non-performing assets and OREO/total loans. As a result of these accomplishments, the Compensation Committee awarded Mr. Dowd a cash bonus of $178,500, which represents approximately 60% of his base compensation.

Equity-Based Compensation.    The Compensation Committee did not grant stock to Mr. Dowd in 2011.

David A. Brager, Executive Vice President and Sales Division Manager of Citizens Business Bank

Base Salary.    In connection with his assumption of new responsibilities as Executive Vice President and Sales Division Manager of Citizens Business Bank on November 22, 2010, Mr. Brager received a base salary of $275,000 during 2011. The Compensation Committee believes that this base salary is consistent with those of executive vice presidents of sales of our peer banks and bank holding companies.

Bonus.    The maximum amount of bonus Mr. Brager was entitled to earn under the Executive Incentive Plan for 2011 was 75% of his base salary. As previously noted, the performance measures for Mr. Brager were identical to those for Mr. Myers, because Mr. Brager is responsible for the Sales Division, which is a key driver of the Company’s net income, deposit gathering, loan generation, fee income and operating expenses.

Performance Measures	Weight	2010 Results	Level 1 25%	Level 2 50%	Level 3 75%	2011 Plan	2011 Results	Current Results As of 12/31/11
Net Profit After Tax (CVBF)	40%	$62,935	$62,000	$66,000	$70,000	$62,000	$81,733	75.00%
Average Demand Deposits*	20%	$1,669,610	$1,825,000	$1,875,000	$1,900,000	$1,844,000	$1,905,605	75.00%
Average Total Loans (Net)**	20%	$3,913,914	$3,700,000	$3,750,000	$3,800,000	$3,745,000	$3,545,761	0.00%
Fee Income and Non-Interest Income***	10%	$38,129	$38,000	$39,500	$41,000	$39,800	$39,211	25.00%
Operating Expenses	10%	$168,463	$145,600	$144,000	$142,500	$145,580	$141,025	75.00%

*	Non-Interest Bearing.
**	Net of San Joaquin Bank mark-to-market discount and deferred loan fees.
***	Includes loan and prepayment fees and excludes credit charges.

In calculating the Performance Compensation Plan for Mr. Brager, the Compensation Committee considered Mr. Brager’s role in helping the Company to achieve a number of its important business and financial goals for 2011, in the face of a continued challenging environment for banking institutions, particularly in the Inland Empire and Central Valley regions of California, where the Bank maintains the bulk of its financial centers and operating facilities. The Compensation Committee recognized that Mr. Brager succeeded in assisting the Bank to significantly grow its deposit base and reduce its operating expenses, and to maintain its loan portfolio and customer franchise during a period when a number of peer banking institutions struggled to do so. In support of these objectives, Mr. Brager accomplished several key strategic initiatives, including consolidating major operating units of the Bank in the interest of improved efficiency, and enhancing the Bank’s product offerings to increase fee income. Mr Brager surpassed the highest bonus level for net profit after tax (75%), for average deposit growth (75%), and for operating expenses (75%), and he achieved the 25% bonus level for fee income and non-interest income. As a result of these accomplishments, the Compensation Committee awarded Mr. Brager a cash bonus of $160,000 for 2011, which represents approximately 58% of his base compensation.

Equity-Based Compensation.    The Compensation Committee did not grant stock to Mr. Brager in 2011.

David C. Harvey, Executive Vice President — Chief Operations Officer of Citizens Business Bank

Base Salary.    Mr. Harvey received a base salary of $270,000 during 2011. The Compensation Committee believes that this base salary is consistent with those of the executive vice presidents for operations of our peer banks and bank holding companies.

Bonus.    The maximum amount of bonus Mr. Harvey was entitled to earn under the Executive Incentive Plan for 2011 was 75% of his base salary. The performance measures for Mr. Harvey were different from those of the other named executives, because his bonus compensation is designed to align more with Division Management, which includes staff recruitment, organizational structure and execution, technology enhancement, product development and implementation, cost control and project management. The Compensation Committee evaluated Mr. Harvey’s performance by the following measures when considering whether to grant him a bonus for 2011:

Performance Measures	Weight	2010 Results	Level 1 25%	Level 2 50%	Level 3 75%	2011 Plan	2011 Results	Current Results As of 12/31/11
Net Profit After Tax (CVBF)	30%	$62,935	$62,000	$66,000	$70,000	$62,000	$81,733	75.00%
Average Demand Deposits*	10%	$1,669,610	$1,825,000	$1,875,000	$1,900,000	$1,844,000	$1,905,605	75.00%
Fee Income and Non-Interest Income**	10%	$38,129	$38,000	$39,500	$41,000	$39,800	$39,211	25.00%
Division Management***	30%	Very Good	Very Good	Excellent	Outstanding	Very Good	Very Good	25.00%
Operating Expenses	20%	$168,463	$145,600	$144,000	$142,500	$145,580	$141,025	75.00%

*	Non-Interest Bearing.
**	Includes loan and prepayment fees and excludes credit charges.
***	Staff recruitment/development, organizational structure and execution, technology enhancement, product development and implementation, cost control, and project management.

In calculating the Performance Compensation Plan for Mr. Harvey, the Compensation Committee considered Mr. Harvey’s key role in achieving a number of the Company’s important operational objectives for 2011, including significant upgrades of the Bank’s information technology platform, the implementation of new services for Bank customers such as on-line banking and remote deposit capture, and improved customer service in the Bank’s financial centers. In addition, Mr. Harvey helped the Company reduce its operating expenses in a number of support service areas, as part of the Company’s successful reduction in its expense ratios. The Compensation Committee determined that Mr. Harvey demonstrated effective leadership in this area. Mr. Harvey achieved the 75% level for three key performance measures of net profit after tax, average deposit growth, and operating expenses, and he achieved the 25% bonus level for Division Management and fee income and non-interest income. As a result of these accomplishments, the Compensation Committee awarded Mr. Harvey a cash bonus of $160,000 for 2011, which represents approximately 59% of his base compensation.

Equity-Based Compensation.    The Compensation Committee did not grant stock to Mr. Harvey in 2011.

Edward J. Biebrich, Jr., Former Executive Vice President and Chief Financial Officer and the Finance Division Manager of Citizens Business Bank

Mr. Biebrich retired from the position of Executive Vice President and Chief Financial Officer, effective on March 1, 2011. He was replaced by Richard C. Thomas, who was hired on December 13, 2010, as the Executive Vice President, Finance and Accounting, of Citizens Business Bank, prior to assuming the position of Executive Vice President and Chief Financial Officer for CVB Financial Corp. and Citizens Business Bank on March 1, 2011. Mr. Biebrich is deemed to be a “named executive officer,” pursuant to Item 402(a)(3)(ii) of Regulation S-K, for purposes of this proxy statement, because he served as one of our principal financial officers during the year 2011. As a result of his retirement, announced on January 28, 2011, Mr. Biebrich received no increases in the annualized rate of his base salary of $305,000, no bonus and no new grants of stock options or restricted stock for the year 2011.

Retirement Plans

The CVB Financial Corp. 401(k)/Profit Sharing Plan primarily provides retirement benefits to all eligible employees, including our named executive officers. It also has death and disability features.

All eligible employees also receive a Qualified Non-Elective Contribution to the 401(k) portion of the plan, which is immediately vested. Annual contributions are made solely by CVB Financial Corp. These contributions are guaranteed to eligible 401(k) participants. For 2011, CVB Financial Corp. contributed $1,475,425, or 3% of total eligible employee base salary and bonus to the Qualified Non-Elective Contribution. Of this amount, $39,530 was contributed to the accounts of the named executive officers. We allocate contributions proportionately to the accounts of plan participants based on their base salaries and bonuses.

For Profit Sharing, employees become eligible upon completing at least one year of service and 1,000 hours of employment. Plan participants become fully vested in amounts contributed upon reaching six years of service. Contributions to the Profit Sharing Plan are made by CVB Financial Corp. at the discretion of the Board of Directors. For 2011, CVB Financial Corp. contributed $1,274,922, or 3% of total eligible employee base salary to the Profit-Sharing Plan. Of this amount, $29,400 was contributed to the accounts of the named executive officers.

Deferred Compensation Program

The Compensation Committee has the discretion to contribute amounts to Christopher D. Myers’ deferred compensation plan and has guaranteed him a fixed rate of return of 6% plus a bonus rate equal to the sum, if any, of the Treasury Bond Rate plus 2% less 6%. The Compensation Committee gave Mr. Myers a guaranteed rate of return in order to induce him to join CVB Financial Corp. in 2006.

We also have a broader based deferred compensation program for certain other employees, including the named executive officers and our directors. There is no guaranteed rate of earnings on this broader deferred compensation program. These programs allow the named executive officers to realize certain tax benefits for compensation that they otherwise earn, as permitted by the Compensation Committee.

Health and Welfare Benefits

Health and welfare benefits are an additional part of compensation. We offer our employees a full range of medical, dental, vision, life and long-term disability coverage. All employees, including our named executive officers, pay approximately 25% of the costs, while the Company pays the remaining 75%. We believe these benefits are comparable to those offered to employees by peer banks and financial institutions.

Change in Control Agreements

To ensure the continuity of management in the event of a change in control of the Company, each of our current named executive officers entered into a severance compensation agreement with change in control features or, in the case of our Chief Executive Officer, has change in control features incorporated into his existing employment agreement. To receive benefits under the change in control provisions, there must be a change in control of CVB Financial Corp. or Citizens Business Bank, and the executive’s employment must terminate (whether by the successor corporation or by the employee himself) within one year of the occurrence of that change in control. The Compensation Committee believes that this trigger helps ensure successful integration in a change in control and allows the executive officer to be compensated if either the successor company or the executive himself believes continuing on with a successor following a change in control is not in his best interest. Additionally, all outstanding unvested stock options or restricted stock would accelerate upon the occurrence of a change in control. For further information regarding these change in control provisions, see “Potential Payments Upon Termination or Change in Control” below. Payments under these change in control agreements did not influence the Compensation Committee’s decisions with respect to other aspects of the named executive officers’ compensation, since the Compensation Committee believes that payments following termination of service may never occur, while payment for services rendered provide an immediate benefit which enhances shareholder value.

Tax Deductibility and Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to our named executive officers to $1 million per individual, unless certain requirements are met which establish that compensation as performance-based. The Compensation Committee has considered the impact of this tax code provision, and attempts, to the extent practical, to implement compensation policies and practices that maximize the potential income tax deductions available to us by qualifying such policies and practices as performance-based compensation exempt from the deduction limits of Section 162(m).

The Compensation Committee will continue to review and modify our compensation practices and programs as necessary to ensure our ability to attract and retain key executives while taking into account the deductibility of compensation programs. The Company’s bonus plans for named executive officers for 2011 are designed generally to satisfy the deductibility requirements of Section 162(m). Similarly, equity grants under our stock-based incentive plans and amounts paid pursuant to our Executive Incentive Plan, which was approved by our shareholders in 2010, are designed generally to satisfy the deductibility requirements of Section 162(m).

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Discussion of Compensation Policies and Practices Related to Risk Management

The Compensation Committee noted that, while CVB Financial Corp.’s incentive compensation programs reward employees, including senior executives, based in part on their business line performance and the achievement of certain performance objectives, specifically loan and deposit growth, fee income, net profit after tax, and operating expense management, which presented the potential for excessive risk taking, CVB Financial Corp. also has a practice of paying long-term compensation as a significant portion of total compensation and an emphasis on overall performance in compensation decisions. Additionally, the Compensation Committee found that CVB Financial Corp., through the monitoring of its Audit Committee, its Management Compliance Committee, and its Risk Management Committee, has appropriate compliance, internal control, and disclosure review and reporting programs, including regular review by the Loan Committee of both underwriting standards and Citizens Business Bank’s major banking relationships. Further, Citizen Business Bank’s Chief Risk Officer actively oversees the compliance with the requirements of the Risk Management Policy and Program and is in regular contact with the foregoing committees to address material risks. Finally, CVB Financial Corp.’s stock ownership guidelines and the prohibition on, and right to discipline employees for, manipulating business goals for compensation purposes in accordance with the Code of Ethics also contribute to mitigating any risk associated with compensation incentives. Ultimately, the Compensation Committee determined that the foregoing measures provided adequate safeguards that would either prevent or discourage any excessive risk taking.

THE COMPENSATION COMMITTEE

George A. Borba (Chair)

John A. Borba

Robert M. Jacoby, C.P.A.

Ronald O. Kruse

James C. Seley

San E. Vaccaro

D. Linn Wiley

Summary of Compensation

The following table sets forth the compensation awarded to, earned by or paid for services received by our named executive officers for the last three fiscal years ended December 31, 2011, 2010 and 2009 (or such shorter period of time such executives have been serving us).

Summary Compensation Table

Name and Principal Position(a)	Year(b)	Salary ($)(c)	Bonus ($)(d)(1)	Stock Awards ($)(e)(2)	Option Awards ($)(f)(2)	Non- Equity Incentive Plan Comp. ($)(g)(3)	Change in Pension Value and Nonqualified Deferred Comp. Earnings ($)(h)(4)	All Other Comp. ($)(i)(5)	Total ($)(j)
Christopher D. Myers	2011	750,000	—	—	—	845,000	34,518	61,078	1,690,596
President and CEO of the	2010	750,000	400,000	—	—	—	24,699	59,574	1,234,273
Company and the Bank	2009	607,500	600,000	2,152,500	1,443,750	—	8,841	36,259	4,848,850

Richard C. Thomas	2011	285,000	—	—	—	165,000	—	31,231	481,231
EVP — CFO of the
Company and the Bank

James F. Dowd	2011	297,500	—	—	—	178,500	—	49,376	525,376
EVP, Chief Credit	2010	295,393	75,000	122,700	—	—	—	43,134	536,227
Officer of the Bank	2009	282,192	90,000	—	86,625	—	—	43,555	502,372

David A. Brager	2011	275,000	—	—	—	160,000	—	76,224	511,224
EVP, Sales Division	2010	189,116	100,000	125,100	—	—	—	50,856	465,072
Manager of the Bank

David C. Harvey	2011	270,000	—	—	—	160,000	—	59,204	489,204
EVP, Chief Operations	2010	261,692	175,000	122,700	67,826	—	—	46,489	673,707
Officer of the Bank

Edward J. Biebrich	2011	56,503	—	—	—	—	—	11,151	67,654
Former EVP — CFO of the	2010	303,596	100,000	—	—	—	—	31,053	434,649
Company and the Bank	2009	288,288	125,000	—	144,375	—	—	32,178	589,842

(1)

No discretionary bonuses were paid in 2011 because the incentive compensation awards paid to the named executive officers were paid pursuant to the Company’s Executive Incentive Plan. For 2010 and 2009, the bonuses paid to the five named executive officers were discretionary and paid outside the Executive Incentive Plan.

(2)

Pursuant to SEC regulations regarding the valuation of equity awards, amounts in columns (e) and (f) represent the applicable full grant date fair values of stock awards and stock options in accordance with FASB ASC Topic 718, excluding the effect for forfeitures. These amounts correspond to our accounting expense and do not correspond to the actual value that will be realized by the named executive officers. For information on the valuation assumptions, refer to the Note on Stock Option Plans and Restricted Stock Grants in the financial statements filed with our Annual Report on Form 10-K for the respective year end.

(3)	Cash bonuses paid to Messrs. Myers, Thomas, Dowd, Brager, and Harvey under the Executive Incentive Plan were awarded by the Compensation Committee in February 2012.
(4)

The amount included in column (h) represents the interest which exceeds 120% of the applicable federal long-term rate (as prescribed under section 1274(d) of the Internal Revenue Code) on deferred compensation for Mr. Myers at December 31, 2011.

(5)	The amounts shown in column (i) reflect the following for each of the executives for 2011:
(a)

Mr. Myers’ other compensation represents $13,563 for country club dues, $21,950 for health benefits, $816 for life insurance premiums, $14,700 for a contribution to the 401(k)/ Profit Sharing Plan, $5,430 for the personal use of a company car, a $150 gift card, and $4,469 for expenses associated with his spouse’s attendance with him at certain business conferences and seminars.

(b)

Mr. Thomas’ other compensation represents $13,188 for health benefits, $713 for life insurance premiums, $2,780 for a contribution to the 401(k)/ Profit Sharing Plan, $14,400 auto allowance, and a $150 gift card.

(c)

Mr. Dowd’s other compensation represents $10,541 for country club dues, $8,775 for health benefits, $810 for life insurance premiums, $14,700 for a contribution to the 401(k) Profit Sharing Plan, $14,400 auto allowance, and a $150 gift card.

(d)

Mr. Brager’s other compensation represents $21,963 for health benefits, $519 for life insurance premiums, $14,700 for a contribution to the 401(k)/Profit Sharing Plan, $14,400 auto allowance, a $150 gift card and $24,492 toward relocation costs.

(e)

Mr. Harvey’s other compensation represents $7,252 for country club dues, $21,963 for health benefits, $739 for life insurance premiums, $14,700 for a contribution to the 401(k)/Profit Sharing Plan, $14,400 auto allowance and a $150 gift card.

(f)	Mr. Biebrich’s other compensation represents $3,597 for health benefits and $204 for life insurance premiums, and $7,350 for a contribution to the 401(k) Plan.

Grants of Plan-Based Awards

Because the Company’s practice is to make regular grants of stock options and/or restricted stock in even-numbered years, no stock options or restricted stock was granted to any named executive officer during 2011.

The following table illustrates equity and cash incentive awards during 2011.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other stock Awards: Number of Shares of Stock or Units (#)	Option Awards All Other: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)(1)
Christopher D. Myers	—	—	—	1,125,000	—	—	—	—
Richard C. Thomas	—	—	—	213,750	—	—	—	—
James F. Dowd	—	—	—	223,125	—	—	—	—
David A. Brager	—	—	—	206,250	—	—	—	—
David C. Harvey	—	—	—	202,500	—	—	—	—
Edward J. Biebrich(3)	—	—	—	—	—	—	—	—

(1)

Represents the maximum amount which could be earned by each named executive officer based upon his 2011 salary under CVB Financial Corp.’s annual cash-based Executive Incentive Plan, as described in Compensation Discussion and Analysis.

(2)

For information on the valuation assumptions, refer to the Note on Stock Option Plans and Restricted Stock Grants in the financial statements filed with our Annual Report on Form 10-K for the respective year end.

(3)

Edward J. Biebrich retired, effective March 1, 2011, as Executive Vice President and Chief Financial Officer of CVB Financial Corp. and Citizens Business Bank and the Finance Division Manager of Citizens Business Bank. Accordingly, Mr. Biebrich was not eligible for an incentive award.

Discussion of Summary Compensation and Grant of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our compensation plans and arrangements is set forth below.

Employment Agreement with Chief Executive Officer

CVB Financial Corp. and Citizens Business Bank entered into an employment agreement with Christopher D. Myers, pursuant to which he serves as the President and Chief Executive Officer of CVB Financial Corp. and Citizens Business Bank. The agreement became effective on September 16, 2009 and provides for a five-year term. The employment agreement provides, during the employment term, for, among other things, (a) a minimum base salary of $750,000 per year; (b) an annual bonus consistent with Citizens Business Bank’s applicable executive incentive compensation program, based upon Mr. Myers’ performance and accomplishment of business and financial goals during the complete fiscal year and the overall financial performance of Citizens Business Bank; (c) the one-time grant of a restricted stock award of 250,000 shares of CVB Financial Corp.’s common stock under our 2008 Equity Incentive Plan; (d) the grant of stock options to purchase 500,000 shares of CVB Financial Corp.’s common stock under our 2008 Equity Incentive Plan; (e) continued participation in a deferred compensation program created for Mr. Myers’ benefit with a guaranteed 6% earnings rate; (f) eligibility to participate in group benefit plans and programs of CVB Financial Corp.; (g) reimbursement for reasonable, ordinary and necessary business expenses incurred by Mr. Myers in connection with his use of a Bank-provided automobile; (h) reimbursement for the reasonable cost of one country club membership and an additional country club membership at the discretion of Citizens Business Bank; and (i) reimbursement for reasonable, ordinary and necessary business expenses incurred by Mr. Myers in connection with the performance of his duties as President and Chief Executive Officer of CVB Financial Corp. and Citizens Business Bank.

The restricted stock grant of 250,000 shares vests in five equal installments on each anniversary of the date of grant, such that on September 16, 2014, the entire grant will be vested. Dividends are paid on Mr. Myers’ restricted stock at the same rate as dividends declared on all other shares of our common stock. In the event of a change in control of CVB Financial Corp. or Citizens Business Bank, all the vesting restrictions lapse. The Compensation Committee has the authority, in its sole and absolute discretion, to remove any or all of the vesting restrictions on the stock grant.

The following is a description of our 2008 Equity Incentive Plan (the “2008 Plan”):

2008 Equity Incentive Plan

The 2008 Plan provides for grants of stock options and restricted stock (sometimes referred to individually or collectively as “Awards”) to non-employee directors, officers, employees and consultants of CVB Financial Corp. and its subsidiaries. Stock options may be either “incentive stock options” (“ISOs”), as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or non-qualified stock options (“NQSOs”).

Administration

Our Compensation Committee currently administers our 2008 Plan. The 2008 Plan terminates in 2018. However, such termination will not affect Awards granted under the 2008 Plan prior to termination.

When Awards made under the 2008 Plan expire or are forfeited, the underlying shares will become available for future Awards under the 2008 Plan. Shares awarded and delivered under the 2008 Plan may be authorized but unissued, or reacquired, shares.

Eligibility for Awards

Employees, officers, consultants and non-employee directors of CVB Financial Corp. or its subsidiaries may be granted Awards under the 2008 Plan. As of the record date (March 19, 2012), there were seven non-employee directors, five named executive officers, and 391 officers (who are not named executive officers) eligible to receive Awards under the 2008 Plan. The Compensation Committee determines which individuals will receive Awards, as well as the number and composition of each Award. Awards under the 2008 Plan may consist of either stock options or restricted stock or a combination of both as determined by the Compensation Committee

(or by the full Board of Directors in the case of Awards to non-employee directors). These decisions may be based on various factors, including a participant’s duties and responsibilities, the value of the participant’s past services, his/her potential contributions to CVB Financial Corp.’s success, and other factors.

Exercise Price

The Compensation Committee determines the exercise price for the shares underlying each Award on the date the Award is granted. The exercise price for shares under an ISO may not be less than 100 percent of fair market value (our closing stock price) on the date the Award is granted under Code Section 422. Similarly, under the terms of the 2008 Plan, the exercise price for NQSOs may not be less than 100 percent of fair market value on the date of grant.

Amendments; Adjustments

Except for adjustments upon changes in capitalization, dissolution, merger or asset sale, the 2008 Plan prohibits CVB Financial Corp. from making any material amendments to the 2008 Plan or decreasing the exercise price or purchase price of any outstanding Award (including by means of cancellation or re-grant) without shareholder approval.

No participant may be granted Awards in any one year to purchase more than an aggregate 100,000 shares, with the exception of Christopher D. Myers who, in 2009, was granted 250,000 shares of restricted stock and options to purchase 500,000 shares of common stock in connection with his renewed employment agreement. Such limitation is subject to proportional adjustment in connection with any change in CVB Financial Corp.’s capitalization as described in the 2008 Plan.

Exercisability

The Compensation Committee will determine when Awards become exercisable. However, no Award may have a term longer than ten years from the date of grant unless otherwise approved by CVB Financial Corp.’s shareholders, and no Award may be exercised after expiration of its term. An Award that becomes exercisable based on the participant’s continuous status as an employee, consultant or nonemployee director, must require no less than a three year vesting period for such Award to become exercisable in full. The 2008 Plan permits the Compensation Committee to accelerate the vesting of stock options and to reduce the period of restriction on restricted stock to less than three years in the event the continuous service of an employee or consultant terminates due to retirement. After an Award is granted, the Compensation Committee has the authority to change the terms and conditions of Awards, including changing vesting provisions or removing restrictions, subject to compliance with the terms of the 2008 Plan. Payment for any shares issued upon exercise of an Award shall be specified in each participant’s Award agreement, and may be made by cash, check or other means specified in the 2008 Plan.

Effect of Termination, Death, or Disability

If a participant’s employment, consulting arrangement, or service as a non-employee director terminates for any reason, vesting of ISOs and NQSOs generally will stop as of the effective termination date. Participants generally have three months from their termination date to exercise vested unexercised options before they expire. Longer post-termination exercise periods apply in the event the termination of employment or cessation of service results from death or disability, and retirement in the case of nonqualified stock options. If a participant is dismissed for cause, the right to exercise shall terminate immediately upon such termination.

Non-Transferability of Awards

Unless otherwise determined by the Compensation Committee, Awards granted under the 2008 Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised by the participant only during the participant’s lifetime. With the approval of the Compensation Committee, NQSOs and restricted stock may be transferred in certain instances by gift to family members, a trust for the benefit of a participant and/or members of the participant’s immediate family, or certain other related parties.

Restricted Stock

The 2008 Plan also permits CVB Financial Corp. to make grants of restricted stock. The Compensation Committee has discretion to establish periods of restriction during which shares awarded remain subject to forfeiture or CVB Financial Corp.’s right to repurchase if the participant’s employment terminates for any reason (including death or disability). Restrictions may be based on the passage of time, the achievement of specific performance objectives, or other measures as determined by the Compensation Committee in its discretion. The period of restriction shall not be less than one year for Awards that are earned based on the attainment of performance goals, and less than three years for Awards that are earned based on continuous status as an employee, consultant or director. During periods of restriction, a participant has the right to vote his/her restricted stock and to receive distributions and dividends, if any, but may not sell or transfer any such shares in a manner which has not been approved by the Compensation Committee.

Changes in Capitalization; Change in Control

The 2008 Plan provides for exercise price and quantity adjustments if CVB Financial Corp. declares a stock dividend or stock split. Also, unless otherwise provided in an award agreement, in the event of a change in control, then all Awards under the 2008 Plan will accelerate and become fully exercisable and all restrictions and conditions on any Award then outstanding will lapse as of the date of the change in control. “Change in control” means the occurrence of any of the following: (a) any person becomes the beneficial owner of securities of CVB Financial Corp. representing 50% or more of the total voting power represented by CVB Financial Corp.’s then-outstanding voting securities; (b) the consummation of the sale or disposition by CVB Financial Corp. of all or substantially all of its assets; (c) the consummation of a liquidation or dissolution of CVB Financial Corp.; or (d) the consummation of a merger or consolidation of CVB Financial Corp. with any other corporation, with certain exceptions. Upon consummation of a change in control, except as determined by the Board of Directors, the 2008 Plan and any Award which is exercisable but not exercised shall terminate unless provision is made for the assumption of the 2008 Plan and/or Awards in connection with the change in control.

Outstanding Equity Awards

The following table lists the outstanding equity awards at December 31, 2011. All of the awards have been adjusted for the stock dividends and stock splits declared by CVB Financial Corp. since the grant date if any. Unless otherwise specified, all of the option awards listed vest at a rate of 20% per year and expire ten years from the date of grant and all of the restricted stock awards vest over a five-year period from the date of grant.

Outstanding Equity Awards at Fiscal Year-End Table

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(12)
Christopher D. Myers	200,000		300,000	(1)	$8.61	9/16/2019	150,000	(2)	$1,507,500
	12,000		8,000	(3)	$9.46	6/18/2018	4,000	(4)	$40,200
	55,000		—		$13.02	8/1/2016	—		—

Richard C. Thomas	4,000		16,000	(7)	$8.42	12/15/2020	—		—

James F. Dowd	12,000		18,000	(1)	$8.61	9/16/2019	12,000	(5)	$120,600
	6,000		4,000	(9)	$8.73	7/16/2018	2,000	(10)	$20,100

David A. Brager	8,000		12,000	(1)	$8.61	9/16/2019	1,000	(4)	$10,050
	1,500		1,000	(3)	$9.46	6/18/2018	4,000	(5)	$40,200
	4,000		1,000	(6)	$10.35	11/19/2017	8,000	(7)	$80,400
	4,950		—		$14.04	6/21/2016
	2,200		—		$15.53	2/15/2016
	6,875		—		$14.51	8/17/2015
	2,750		—		$15.45	12/31/2014
	3,438		—		$12.45	6/16/2014
	1,719		—		$11.25	1/5/2014
	4,728		—		$11.01	2/28/2018

David C. Harvey	4,000		16,000	(8)	$9.58	1/20/2020	12,000	(5)	$120,600

Edward J. Biebrich	4,400	(11)	—		$14.04	3/1/2012	—		—
	17,600	(11)	—		$14.04	3/1/2012	—		—
	34,375	(11)	—		$12.15	3/1/2012	—		—

(1)	One-third of the unvested options vests on each of September 16, 2012, 2013, 2014.
(2)	One-third of the unvested shares vests on each of September 16, 2012, 2013, 2014.
(3)	One-half of the unvested options vests on each of June 18, 2012, 2013.
(4)	One-half of the unvested shares vests on each of June 18, 2012, 2013.
(5)	One-fourth of the unvested shares vests on each of November 17, 2012, 2013, 2014, 2015.
(6)	These unvested options vest on November 19, 2012.
(7)	One-fourth of the unvested options vests on each of December 15, 2012, 2013, 2014, 2015.
(8)	One-fourth of the unvested options vests on each of January 20, 2012, 2013, 2014, 2015.
(9)	One-half of these unvested options vest on each of July 16, 2012, 2013.
(10)	One-half of the unvested shares vests on each of July 16, 2012, 2013.
(11)

These options vested on February 24, 2011 and expired on March 1, 2012. Mr. Biebrich’s unvested stock options were accelerated by the Compensation Committee, effective February 24, 2011, in connection with Mr. Biebrich’s retirement on March 1, 2011.

(12)

The market value of the stock awards represents the product of the closing price of CVB Financial Corp. common stock on December 31, 2011, which was $10.05, and the number of shares underlying such awards.

Option Exercises and Stock Vested

The following table lists option exercises and stock vested during the year-ended December 31, 2011.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name(a)	Number of Shares Acquired on Exercise (#)(b)	Value Realized on Exercise ($)(c)	Number of Shares Acquired on Vesting (#)(d)	Value Realized on Vesting ($)(1)(e)
Christopher D. Myers	—	—	63,000	554,280
Richard C. Thomas	—	—	—	—
James F. Dowd	—	—	4,000	38,320
David A. Brager	—	—	3,500	33,045
David C. Harvey	—	—	3,000	29,130
Edward J. Biebrich	119,083	1,208,312	3,000	24,690

(1)	Represents the product of the number of shares acquired on vesting and the closing price of our Common Stock on the vesting date.

The following table provides information as of December 31, 2011, with respect to shares of CVB Financial Corp. common stock that may be issued under our equity compensation plans.

Equity Compensation Plan Information

Plan Category(a)	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(b)	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights(c)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (b))(d)
Equity compensation plans approved by security holders	2,865,307	$10.41	1,865,524
Equity compensation plans not approved by security holders	—	—	—

Total	2,865,307	$10.41	1,865,524

Deferred Compensation

Christopher D. Myers may defer up to 75% of his base salary and up to 100% of his bonus under a deferred compensation plan, adopted in 2007 for his benefit, for each calendar year in which the plan is effective. CVB Financial Corp. has the discretion to make additional contributions to the plan for the benefit of Mr. Myers. Interest is credited to Mr. Myers’ account balance at a fixed rate of at least 6% plus a bonus rate equal to the sum, if any, of the Treasury Bond Rate plus 2% less 6%. The Compensation Committee has the discretion to make available to Mr. Myers one or more measurement funds, based on certain mutual funds, for the purpose of crediting or debiting additional amounts to Mr. Myers’ deferrals. The amount to be credited to Mr. Myers’ account balance is determined assuming Mr. Myers’ account balance had been hypothetically allocated among the measurement funds.

Mr. Myers may elect to receive scheduled distributions from the plan at his discretion. In addition, Mr. Myers may elect to receive all or part of his plan balance following retirement in one lump sum or in annual installments for a period of up to 15 years.

We also adopted the Deferred Compensation Plan for Directors and Certain Specified Officers, effective as of February 21, 2007, for the benefit of our directors and named executive officers (other than Mr. Myers) and certain other executives and employees. Under this Plan, each participant may defer up to 75% of his or her base salary and up to 100% of his or her bonus, any commission, and any independent contractor compensation, for each calendar year in which the Plan is effective. This Plan does not provide for a guaranteed yield or return.

The following table shows contributions and earnings during 2011 and account balances as of December 31, 2011, under CVB Financial Corp.’s nonqualified deferred compensation plan for Mr. Myers and the Deferred Compensation Plan for Directors & Certain Specified Officers which covers our other named executive officers.

Nonqualified Deferred Compensation

Name(a)	Executive Contributions in the Last FY ($)(b)(1)	Registrant Contributions in the Last FY ($)(c)	Aggregate Earnings in Last FY ($)(d)(2)	Aggregate Withdrawals/ Distributions ($)(e)	Aggregate Balance at Last FYE ($)(f)(3)
Christopher D. Myers(3)	152,000	—	104,622	—	1,888,265
Richard C. Thomas	100,000	—	(1,039)	—	98,961
James F. Dowd	37,500	—	(1,233)	—	236,344
David A. Brager	5,791	—	(1,901)	—	39,029

(1)	These amounts were reported in the 2011 Summary Compensation Table.
(2)

Reflects earnings on deferred compensation (d) and the deferred compensation balance (f) for the named executive officer under the respective Deferred Compensation Plans. In addition, Mr. Brager’s total earnings under the Plan for Directors and Certain Specified Officers for 2010 were $5,335 in lieu of $5,113 that was reported in our Proxy Statement for 2011.

(3)

Of the amount included in column (d), $34,518 represents the interest which exceeds 120% of the applicable federal long-term rate (as prescribed under section 1274(d) of the Internal Revenue Code) on deferred compensation for Mr. Myers at December 31, 2011, as reported in the Summary Compensation Table. Of the amount included in column (f), $33,540 represents the aggregate amount of the above-market earnings reported as compensation to Chris Myers in the Company’s Summary Compensation Table for previous years as presented.

Director Compensation

CVB Financial Corp. uses a combination of cash, stock-based compensation, and health and welfare benefits to attract and retain qualified individuals to serve as directors. Each director is expected to own $100,000 in company stock within one year of becoming a director as a minimum ownership position.

Only non-employee directors are entitled to receive monthly cash compensation for serving on the Board of Directors. These amounts were increased effective in August 2011. Each Director who is not a Vice Chairman or Chairman of the Board receives $4,167 per month for an annualized total of $50,000. Our Vice Chairmen receive $8,333 monthly or an annualized total of $100,000 for the year. Our Chairman of the Board receives $11,917 per month, totaling $143,000 on an annualized basis. The Board of Directors holds monthly meetings of the Board of Directors and its committees, and also meets in various committees on other occasions. Our Chairman and Vice Chairmen meet weekly with our President and Chief Executive Officer, forming the Executive Committee of the Board of Directors.

CVB Financial Corp. generally awards stock options to non-employee members of the Board of Directors every two years in even-numbered years. Accordingly, no grants of stock options were made to the non-employee members of the Board of Directors in 2011.

The members of the Board of Directors participate in the health and welfare benefits at the same level and extent as the employees of CVB Financial Corp. These benefits include medical, dental, vision, long-term disability and life insurance. The directors pay the same amount for insurance as employees of a similar age and dependency status.

The following table summarizes the compensation earned or paid to our non-employee directors during 2011. Compensation paid to Mr. Myers is set forth in the Summary Compensation Table.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Comp. ($)(2)	Total ($)
George A. Borba(3)	132,033	—	12,499	144,532
Ronald O. Kruse(4)	92,375	—	14,387	106,762
D. Linn Wiley(4)	92,375	—	44,387	136,762
John A. Borba	46,187	—	12,499	58,686
Robert M. Jacoby	46,187	—	14,387	60,574
James C. Seley	46,187	—	14,387	60,574
San E. Vaccaro	46,187	—	12,499	58,686

(1)

Pursuant to SEC regulations regarding the valuation of equity awards, the amounts in this column represent the applicable full grant date fair values of the stock options in accordance with FASB ASC Topic 718, excluding the effect for forfeitures. These amounts correspond to our accounting expense and do not correspond to the actual value that will be realized by the directors. For information on the valuation assumptions, refer to the Note on Stock Option Plans and Restricted Stock Grants in the financial statements filed with our Annual Report on Form 10-K for the year end 2011.

(2)

All of the directors’ other compensation represents health benefits, except for Mr. Wiley whose compensation also includes $30,000 ($12,000 of which was earned in 2010 and paid in 2011) for teaching courses in “Productive Selling” and “Advanced Productive Selling” for Citizens Business Bank employees.

(3)	Mr. George A. Borba is Chairman of the Board and of the Executive, Compensation, and Nominating and Corporate Governance Committees.
(4)	Mr. Kruse and Mr. Wiley are Vice Chairmen of the Board.

On December 31, 2011, our non-employee directors held options to purchase our common stock in the following amounts: Mr. G. Borba, 120,469 options; Mr. J. Borba, 120,469 options; Mr. Kruse, 120,469 options; Mr. Jacoby, 77,500 options; Mr. Seley, 120,469 options; Mr. Vaccaro, 120,469 options; and Mr. Wiley, 146,251 options.

Potential Payments Upon Termination or Change in Control

We have Severance Compensation Agreements with each of our named executive officers, except for Mr. Myers whose employment agreement provides for separate termination payments in the event of a change in control. Under Mr. Myers’ employment agreement, if he is terminated for cause, he will be paid his base salary earned through the date of termination, as well as pay for any vacation accrued but not used as of that date. If Mr. Myers’ employment is terminated without cause (other than in connection with a change in control as defined in the agreement), then Mr. Myers will be entitled to (i) his base salary earned through the termination date plus any accrued but unused vacation pay, and (ii) a one-time lump sum payment equal to two times of his then-current annual base salary. The payments will be made in equal installments on Citizens Business Bank’s normal payroll dates over a 24-month period, subject to acceleration into one lump sum to extent required by Section 409A of the Internal Revenue Code.

If Mr. Myers’ terminates his employment or his employment is terminated during the year following a change in control of CVB Financial Corp. or Citizens Business Bank for any reason (including resignation by Mr. Myers for any reason within one year of a change in control), Mr. Myers would be entitled to receive an amount equal to two times his annual base salary for the last calendar year immediately preceding the change in control plus two times the average annual bonus received for the last two calendar years ended immediately preceding the change in control.

If Mr. Myers’ employment is terminated in connection with a disability, Mr. Myers would be entitled to an amount equal to the difference between any insurance proceeds he is entitled to receive under Citizens Business Bank’s insurance plans and his base salary for 12 months. The payments will be made in equal installments on Citizens Business Bank’s normal payroll dates.

If Mr. Myers’ employment is terminated by death or for cause, he is entitled to receive his salary earned through the date of termination plus his accrued vacation pay. In connection with his death, Citizens Business Bank will make the payment in one lump-sum.

The receipt by Mr. Myers of payments in connection with his termination without cause, or upon disability or death, or in connection with a change in control is conditioned upon execution of a release in favor of CVB Financial Corp. and Citizens Business Bank. In addition, Mr. Myers has agreed in his employment agreement not to solicit any customers or fellow employees for a period of one year following his termination of employment.

For our other named executive officers, if they terminate their employment or their employment is terminated during the year following a change in control for any reason (including resignation within one year of a change in control, but other than for cause), the named executive will receive an amount equal to twice the executive’s annual base compensation plus two times the average of the last two years’ bonuses paid to the executive for the last calendar year immediately preceding the change in control. This amount will be paid in 24 equal monthly installments (without interest or other adjustment) on the first day of each month commencing with the first such date that is at least six (6) months after the date of the named executive officer’s “separation from service” (as such term is defined for purposes of Section 409A of the Internal Revenue Code pursuant to Treasury Regulations and other guidance promulgated thereunder) and continuing for successive months thereafter.

The Compensation Committee believes these change in control agreements are important for its executives. By means of these agreements, CVB Financial Corp. believes that an executive would remain in place to assist an acquirer through the term of a change in control. These agreements also assist an executive who may be displaced because of the change in control.

The table below reflects the amount of compensation that would be awarded to each of the named executive officers in the event of termination of such executive’s employment under the circumstances described below. The amounts shown assume that such termination was effective as of December 31, 2011, and thus includes amounts earned through such time and are estimates of the amounts which would be paid to the executives upon their termination. The actual amounts to be paid can only be determined at the time of such executive’s separation.

Payments Made Upon Termination

Regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. Such amounts include:

•	Incentive compensation earned during the year;

•	Stock options or restricted stock which has already vested;

•	Amounts contributed under the 401(k) Profit Sharing Plan and any deferred compensation plan; and

•	Unused vacation pay.

Since these earned amounts would be payable to employees or officers generally, they are not included in the table below, which describes the potential and specific payments to which the named executive officers are or would be entitled upon termination.

Payments Made Upon Retirement

Other than the items identified immediately above under “Payments Made Upon Termination” and in the next paragraph, the named executive officers receive no benefits in the event of retirement, except that the 2008 Plan permits the Compensation Committee to accelerate the vesting of stock options and to reduce the period of restriction on restricted stock to less than three years in the event the continuous service of an employee or consultant terminates due to retirement.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the benefits listed under the headings “Payments Made Upon Termination” above, the named executive officer will receive benefits under our disability plan or payments under our life insurance plan, as appropriate.

Potential and Actual Payments Upon Termination of Employment

Name	Cash Severance Arrangements/ Compensation ($)(1)		Acceleration of Unvested Options and Stock Awards ($)(2)	Total Termination Benefits ($)
Christopher D. Myers
Voluntary Termination or Retirement	—		—	—
Involuntary Termination (other than For Cause)	1,500,000	(3)	—	1,500,000
Involuntary Termination (For Cause)	—		—	295,080
Termination in Connection with Change in Control	2,745,000		1,984,420	4,729,420
Death	—		—	—
Disability(4)	171,324		—	171,324
Richard C. Thomas
Voluntary Termination or Retirement	—		—	—
Involuntary Termination (other than For Cause)	—		—	—
Involuntary Termination (For Cause)	—		—	—
Termination in Connection with Change in Control	652,500		26,080	678,580
Death	—		—	—
Disability	—		—	—
James F. Dowd
Voluntary Termination or Retirement	—		—	—
Involuntary Termination (other than For Cause)	—		—	—
Involuntary Termination (For Cause)	—		—	—
Termination in Connection with Change in Control	848,500		171,900	1,020,400
Death	—		—	—
Disability	—		—	—
David A. Brager
Voluntary Termination or Retirement	—		—	—
Involuntary Termination (other than For Cause)	—		—	—
Involuntary Termination (For Cause)	—		—	—
Termination in Connection with Change in Control	810,000		68,120	878,120
Death	—		—	—
Disability	—		—	—
David C. Harvey
Voluntary Termination or Retirement	—		—	—
Involuntary Termination (other than For Cause)	—		—	—
Involuntary Termination (For Cause)	—		—	—
Termination in Connection with Change in Control	775,000		128,120	903,120
Death	—		—	—
Disability	—		—	—
Edward J. Biebrich
Voluntary Termination or Retirement(5)	—		24,690	24,690
Involuntary Termination (other than For Cause)	—		—	—
Involuntary Termination (For Cause)	—		—	—
Death	—		—	—
Disability	—		—	—

(1)	This column includes two times base compensation plus two times average of the last two years annual bonus, except as specified in footnote 3.
(2)

Amount represents the sum of (x) the shares of unvested restricted stock times the closing price of the Company’s shares on December 31, 2011, plus (y) the number of unvested stock options times the closing price of the Company’s shares on December 31, 2011, minus (z) the exercise price of such unvested stock options times the number of such unvested stock options granted. The 2008 Plan permits the Compensation Committee to accelerate the vesting of stock options and to reduce the period of restriction on restricted stock to less than three years in the event the continuous service of an employee or consultant terminates due to retirement.

(3)	Amount represents two times base salary.
(4)	Amount represents the difference between disability and worker’s compensation payments and base salary.
(5)

Edward J. Biebrich retired, effective on March 1, 2011, as Executive Vice President and Chief Financial Officer of CVB Financial Corp. and Citizens Business Bank and the Finance Division Manager of Citizens Business Bank. His unvested stock options and restricted stock awards were accelerated by the Compensation Committee, effective February 24, 2011, acting as administrator of the 2008 Plan. For purposes of this table, Mr. Biebrich’s shares of restricted stock and stock options whose vesting was accelerated were valued based on the closing price of the Company’s stock February 24, 2011, which was the effective date of such acceleration. Because of his retirement early in 2011, Mr. Biebrich was not eligible to receive any other potential payments upon termination of his employment with the Company.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has ever been an officer or employee of CVB Financial Corp. or any of its subsidiaries. For information concerning certain related transactions with Mr. John A. Borba, see “Certain Relationships and Related Transactions.”

Legal Proceedings

Shortly after CVB Financial Corp. disclosed the receipt of an SEC subpoena, and as previously disclosed in our Annual Reports on Form 10-K for the years ended December 31, 2010 and December 31, 2011, two putative shareholder class action complaints were filed against CVB Financial Corp. in federal court in the United States District Court for the Central District of California. Both complaints named CVB Financial Corp., Christopher Myers and Edward J. Biebrich, Jr. as defendants. On January 21, 2011, the Court consolidated these two complaints to a single suit, appointed the Jacksonville Police and Fire Pension Fund as Lead Plaintiff, and approved Lead Plaintiff’s selection of the law firm of Berstein Litowitz as Lead Counsel. On March 7, 2011, Lead Plaintiff filed a Consolidated and Amended Class Action Complaint against CVB Financial Corp., Myers and Biebrich asserting violations of the federal securities laws and seeking compensatory damages for losses in share value and other relief. On May 13, 2011, defendants filed a motion to dismiss the consolidated complaint, and the District Court issued a ruling on January 12, 2012. The District Court’s ruling granted defendants’ motion to dismiss the consolidated complaint but provided plaintiffs with leave to file an amended complaint within 45 days of the date of the order. On February 27, 2012, plaintiffs filed an amended complaint against the same defendants, and on March 26, 2012, defendants filed a motion to dismiss the plaintiffs’ amended complaint.

On February 28, 2011, we received a copy of a similar complaint for a purported shareholder derivative action in California State Superior Court in San Bernardino County. The complaint names as defendants the members of our Board of Directors and also refers to unnamed defendants allegedly responsible for the conduct alleged. CVB Financial Corp. is included as a nominal defendant. The complaint alleges breaches of fiduciary duties, abuse of control, gross mismanagement and corporate waste. Specifically, the complaint alleges, among other things, that defendants engaged in accounting manipulations in order to falsely portray CVB Financial Corp.’s financial results in connection with its commercial real estate portfolio. Plaintiff seeks compensatory and exemplary damages to be paid by the defendants and awarded to CVB Financial Corp., as well as other relief. On June 20, 2011, defendants filed a demurrer requesting dismissal of the derivative complaint. Following the filing by both sides of additional motions, the parties filed a notice on September 30, 2011 to postpone the Court’s hearing on defendants’ demurrer until January 12, 2012, and this postponement was subsequently extended to September 6, 2012.

Because we are in the early stages of both the federal securities shareholder class action and the state shareholder derivative action, we cannot predict any range of loss or even if any loss is probable related to the actions discussed above. CVB Financial Corp. and the individual named defendants collectively intend to vigorously defend themselves against the securities class action and the shareholder derivative lawsuit allegations.

Certain Relationships and Related Transactions

Some of the directors and executive officers of CVB Financial Corp. and associates of them were customers of, and had loans and commitments with Citizens Business Bank and its subsidiary in the ordinary course of its business during 2011, and we expect such transactions will continue in the future. All of these loans and commitments were made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other persons of similar creditworthiness who were not related to Citizens Business Bank and comply with the provisions of the Sarbanes-Oxley Act of 2002. In our opinion, these transactions did not involve more than a normal risk of collectability or present other unfavorable features.

Mr. Steve Borba, son of director John A. Borba, was employed by Citizens Business Bank during 2011 as a non-executive officer. For 2011, Steve Borba’s total compensation, including group benefits and bonus was $154,587. His group benefits include benefits offered to all employees. Subsequent to December 31, 2011, Steve Borba voluntarily resigned his employment with Citizens Business Bank, with the resignation effective on or around April 20, 2012.

Policies and Procedures for Approving Related Person Transactions

CVB Financial Corp. has a Related Person Transaction Policy which prescribes policies and procedures for approving a “Related Person Transaction.” The term “Related Person Transaction” is defined as a transaction or arrangement (or any series of similar transactions or arrangements), in which CVB Financial Corp. (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $25,000, and in which any Related Person had, has or will have a direct or indirect interest. “Related Person” is defined as:

•

Any person who is, or at any time since the beginning of CVB Financial Corp.’s last fiscal year was, a director or executive officer of CVB Financial Corp. or a nominee to become a director of CVB Financial Corp.;

•	Any person who is known to be the beneficial owner of more than 5% of any class of CVB Financial Corp.’s voting securities;

•

Any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and

•

Any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

The procedures exclude from coverage loans made by Citizens Business Bank if the loan (a) is made in the ordinary course of business, (b) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, (c) did not involve more than the normal risk of collectability or present other unfavorable features, and (d) is otherwise made pursuant to CVB Financial Corp.’s applicable policies and applicable law for extension of credit to Related Persons. In the case of such loans, the procedures set forth in the policies and procedures applicable to such loans shall be followed rather than the procedures set forth in the Related Person Transaction Policy.

The Board of Directors has delegated to the Audit Committee the responsibility of reviewing and approving Related Person Transactions. In evaluating Related Person Transactions, the Audit Committee considers all of the relevant facts and circumstances available to the Audit Committee, including:

•	The benefits to CVB Financial Corp.;

•

The impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer;

•	The availability of other sources for comparable products or services;

•	The terms of the transaction; and

•	The terms available to unrelated third parties or to employees generally.

No member of the Audit Committee may participate in any review, consideration or approval of any Related Person Transaction with respect to which such member or any of his or her immediate family members is the Related Person. The Audit Committee or the Chair may approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of CVB Financial Corp. and its shareholders, as the Audit Committee determines in good faith. The Chair is required to report to the Audit Committee at the next Audit Committee meeting any approvals made pursuant to delegated authority.

In the event CVB Financial Corp.’s Chief Executive Officer or Chief Financial Officer becomes aware of a Related Person Transaction that has not been previously approved or previously ratified under the policy, the following procedures apply: (a) if the transaction is pending or ongoing, it will be submitted to the Audit Committee or the Chair promptly, and the Committee or Chair will consider all of the relevant facts and circumstances, including those items listed above. Based on the conclusions reached, the Audit Committee shall evaluate all options, including ratification, amendment or termination of the Related Person Transaction; and (b) if the transaction is completed, the Audit Committee will evaluate the transaction, taking into account the same factors described above, to determine if rescission of the transaction is appropriate, and shall request that the Chief Financial Officer evaluate CVB Financial Corp.’s controls and procedures to ascertain the reason the transaction was not submitted to the Audit Committee for prior approval and whether any changes to these procedures are recommended.

Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of CVB Financial Corp.’s equity securities, to file reports of ownership and changes in ownership with the SEC. The SEC requires executive officers, directors and greater than 10% shareholders to furnish to us copies of all Section 16(a) forms they file.

Based solely on our review of these reports and of certifications furnished to us, we believe that, during the fiscal year ended December 31, 2011, all executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

THE BOARD RECOMMENDS A VOTE “FOR” ALL EIGHT NOMINEES FOR DIRECTOR

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We have selected KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012. The Audit Committee appoints our independent auditors. KPMG LLP has served as our independent registered public accountants since July 5, 2007. KPMG LLP has provided audit services at customary rates and terms.

Principal Auditors and Fees

The aggregate fees CVB Financial Corp. incurred for audit and non-audit services provided by KPMG LLP, who acted as our independent registered public accountants for the fiscal years ended December 31, 2011 and 2010 were as follows:

	2011	2010
Audit Fees(1)	$727,265	$732,851
Audit Related Fees(2)	150,000	—
Tax Fees(3)	58,000	74,749
All Other Fees(4)	6,100	—

Total	$941,365	$807,600

(1)

Audit fees consisted of fees for the audit of CVB Financial Corp.’s consolidated financial statements, internal controls over financial reporting and review of financial statements included in CVB Financial Corp.’s quarterly reports. These include estimated costs to complete the integrated audit for the years ended December 31, 2011 and 2010.

(2)	Audit-related fees consisted of fees billed for professional assurance and related services other than those noted in footnote (1) above.
(3)	Tax fees consisted of fees billed for the preparation of federal and state income tax returns, including tax planning and tax advice.
(4)	All Other Fees consisted of consulting fees related to Company tax audits.

The Audit Committee’s pre-approval policy provides for pre-approval of all audit, audit-related and tax services. Accordingly, all audit services provided by KPMG LLP were pre-approved by our Audit Committee. The Audit Committee has granted general pre-approval for certain audit, audit related and tax services. If the cost of any such services exceeds the range of anticipated cost levels, the services will require specific pre-approval by the Audit Committee. If any particular service falls outside the general pre-approval, it must also be specifically approved by the Audit Committee. If specific pre-approval of a service is required, both the independent auditor and CVB Financial Corp.’s Chief Financial Officer must submit a request to the Audit Committee including the reasons why the proposed service is consistent with the SEC’s regulations on auditor independence. In addition, with respect to each pre-approved service, the independent auditor is required to provide detailed back-up documentation which will be provided to the Audit Committee, regarding the specific services to be provided.

The pre-approval policy also authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

The Audit Committee has considered whether other non-audit services are compatible with maintaining the independence of KPMG LLP.

Representatives of KPMG LLP will be present at the meeting. They will be available to respond to your appropriate questions and will be able to make such statements as they desire. If you do not ratify the selection of independent accountants, the Audit Committee will reconsider the appointment. However, even if you ratify the selection, the Audit Committee may still appoint new independent accountants at any time during the year if it believes that such a change would be in the best interests of CVB Financial Corp. and our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP AS CVB FINANCIAL CORP.’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2012.

ANNUAL REPORT

Together with this proxy statement, CVB Financial Corp. has distributed or made available via the Internet to each of its shareholders its Annual Report on Form 10-K for the year ended December 31, 2011, which includes the consolidated balance sheets of CVB Financial Corp. and its subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of earnings and comprehensive income, shareholder’s equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and the report thereon of KPMG LLP, CVB Financial Corp.’s independent registered public accountants for the periods then ended. If you did not receive the Annual Report on Form 10-K (or would like another copy), we will send it to you without charge.

The Annual Report on Form 10-K includes a list of exhibits filed with the SEC, but the Annual Report on Form 10-K we have delivered to you does not include the exhibits. If you wish to receive copies of the exhibits, we will send them to you. Expenses for copying and mailing will be your responsibility. Please call (909) 980-4030 or write to:

Corporate Secretary

CVB Financial Corp.

701 North Haven Avenue, Suite 350

Ontario, California 91764

In addition, the SEC maintains an Internet site at http://www.sec.gov that contains information we file with them.

PROPOSALS OF SHAREHOLDERS

If you wish to submit a proposal for consideration at our 2013 Annual Meeting of Shareholders, you may do so by following the procedures prescribed in the Exchange Act and in our Bylaws. To be eligible for inclusion in our proxy statement and proxy materials, our Corporate Secretary must receive your proposal no later than December 4, 2012, at the above address.

For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph), but is instead sought to be presented directly at next year’s annual meeting, SEC rules permit management to vote proxies in its discretion if (a) CVB Financial Corp. receives notice of the proposal before the close of business on February 17, 2013 and advises shareholders in next year’s proxy statement about the nature of the matter and how management intends to vote on the matter, or (b) does not receive notice of the proposal prior the close of business on February 17, 2013.

Notices of intention to present proposals at the 2013 Annual Meeting of Shareholders should be addressed to our Corporate Secretary, CVB Financial Corp., 701 North Haven Avenue, Ontario, California 91764 and must comply with the provisions of our Bylaws. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other requirements.

CVB FINANCIAL CORP.

Christopher D. Myers

President and Chief Executive Officer

Dated: April 4, 2012

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

CVB FINANCIAL CORP.

INTERNET

http://www.proxyvoting.com/cvbf

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

19789

FOLD AND DETACH HERE

The Board of Directors recommends a vote FOR all the nominees listed and FOR proposal 2. The return of an executed proxy grants the Board of Directors discretionary authority to cumulate votes.

Please mark your votes as indicated in this example X

FOR ALL

WITHHOLD FOR ALL

*EXCEPTIONS

1. ELECTION OF DIRECTORS

Nominees:

01 George A. Borba

02 John A. Borba

03 Robert M. Jacoby, C.P.A.

04 Ronald O. Kruse

05 Christopher D. Myers

06 James C. Seley

07 San E. Vaccaro

08 D. Linn Wiley

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write the number next to that nominee’s name in the space provided below.)

*Exceptions

2. RATIFICATION OF APPOINTMENT OF KPMG, LLP as independent registered public accountants of CVB Financial Corp. for the year ending December 31, 2012.

FOR

AGAINST

ABSTAIN

3. OTHER BUSINESS. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting and at any and all adjournments thereof. If any other matter is presented, your proxies will vote in accordance with the recommendation of the Board of Directors, or, if no recommendation is given, in their own discretion. The Board of Directors at present knows of no other business to be presented at the Annual Meeting.

Mark Here for Address Change or Comments SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature

Signature

Date

You can now access your CVB Financial Corp. account online.

Access your CVB Financial Corp. account online via Investor ServiceDirect (ISD).

The transfer agent for CVB Financial Corp., now makes it easy and convenient to get current information on your shareholder account.

View account status

View certificate history

View book-entry information

View payment history for dividends

Make address changes

Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders to be held on May 16, 2012. The Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2011 are available at: www.cbbank.com/annualmaterials

FOLD AND DETACH HERE

REVOCABLE PROXY - CVB FINANCIAL CORP.

REVOCABLE PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 16, 2012

THE BOARD OF DIRECTORS IS SOLICITING THIS PROXY

I/we hereby nominate, constitute and appoint Robert M. Jacoby, C.P.A. and James C. Seley, and each of them, their attorneys, agents and proxies, with full powers of substitution to each, to attend and act as proxy or proxies at the 2012 Annual Meeting of Shareholders of CVB FINANCIAL CORP., which will be held at the Citizens Business Bank Arena, 4000 East Ontario Center Parkway, Ontario, CA 91764, on Wednesday, May 16, 2012, at 7:00 p.m., and at any and all postponements or adjournments thereof, and to vote as I/we have indicated the number of shares which I/we, if personally present, would be entitled to vote.

I/we hereby ratify and confirm all that said attorneys and proxies, or any of them, or their substitutes, shall lawfully do or cause to be done because of this proxy, and hereby revoke any and all proxies I/we have given before to vote at the meeting. I/we acknowledge receipt of the Notice of Annual Meeting and the Proxy Statement which accompanies the notice.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS AND “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG, LLP. THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTORS NOMINATED BY THE BOARD AND “FOR” PROPOSAL 2.

Address Change/Comments

(Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

19789

(Continued and to be marked, dated and signed, on the other side)